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COMPENSATION DISCUSSION AND ANALYSIS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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2018 Proxy Statement
Notice of Annual Meeting of Shareholders
To Be Held on April 24, 2018

March 13, 2018

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 24, 2018, at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin. We will present an economic/investment update beginning at 10:00 a.m., with Associated's investment professionals providing an update on the equity market and interest rate environment.

On or about March 13, 2018, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders informing them that our Proxy Statement, the 2017 Summary Annual Report to Shareholders and our 2017 Form 10-K, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request paper copies. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend. We always appreciate your input and interest in Associated Banc-Corp.

Sincerely,

William R. Hutchinson
Chairman of the Board

Philip B. Flynn
President and CEO

433 Main Street
Green Bay, Wisconsin 54301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 24, 2018

11:00 a.m.

KI Convention Center, 333 Main Street, Green Bay, Wisconsin

Items of Business:

1.
The election of 13 individuals recommended by the Board of Directors to serve as directors.

2.
Advisory approval of Associated Banc-Corp's named executive officer compensation.

3.
Advisory vote on the frequency of advisory approval of Associated Banc-Corp's named executive officer compensation.

4.
The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2018.

5.
Such other business as may properly come before the meeting and all adjournments thereof.

Who May Vote:

You may vote if you were a shareholder of record on February 27, 2018.

YOUR VOTE IS IMPORTANT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2018:

The Proxy Statement, the 2017 Summary Annual Report to Shareholders and the 2017 Form 10-K are available online at http://materials.proxyvote.com/045487.

YOU CAN VOTE BY INTERNET - www.proxyvote.com.

YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-690-6903.

IF YOU DO NOT VOTE BY USING THE INTERNET OR THE TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM AT THE MEETING MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY USING THE INTERNET OR THE TELEPHONE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary

Green Bay, Wisconsin
March 13, 2018

PROXY STATEMENT

GENERAL INFORMATION

PURPOSE

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Associated Banc-Corp ("Associated") to be voted at the Annual Meeting of Shareholders at 11:00 a.m. on Tuesday, April 24, 2018, (the "Annual Meeting") at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin, and at any and all adjournments of the Annual Meeting.

The cost of solicitation of proxies will be borne by Associated. In addition to solicitation by mail, some of Associated's directors, officers, and employees may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained D.F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay D.F. King & Co., Inc. up to $9,000 plus its out-of-pocket expenses for these services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

INTERNET AVAILABILITY OF PROXY MATERIALS

Securities and Exchange Commission ("SEC") rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about March 13, 2018, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice"), to our shareholders advising them that this Proxy Statement, the 2017 Summary Annual Report to Shareholders and our 2017 Annual Report on Form 10-K (the "2017 Form 10-K"), along with voting instructions, may be accessed over the Internet at http://materials.proxyvote.com/045487. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a paper or e-mail copy to sendmaterial@proxyvote.com. If you would like to receive a paper or e-mail copy of the proxy materials, please make your request on or before April 10, 2018, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

WHO CAN VOTE

The Board has fixed the close of business on February 27, 2018, as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Associated's common stock, par value $0.01 ("Common Stock"), is entitled to one vote on each matter to be voted on at the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

QUORUM AND SHARES OUTSTANDING

The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, of which 170,199,951 shares were issued and outstanding at the close of business on the Record Date.

REQUIRED VOTES

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 – Election of Directors

The 13 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated's Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "FOR" such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

Other Proposals

The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

ABSTENTIONS AND BROKER NON-VOTES

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

HOW YOU CAN VOTE

Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning the proxy card in the envelope provided. If no specification is made, the shares will be voted "FOR" the election of the Board's nominees for director, "FOR" the advisory approval of Associated's named executive officer ("NEO") compensation, "ONE YEAR" for the advisory vote on the frequency of advisory approval of Associated Banc-Corp's NEO compensation and "FOR" the ratification of the selection of KPMG LLP as Associated's independent registered public accounting firm for 2018.

VOTE BY INTERNET – www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 23, 2018. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online. The Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders' instructions have been recorded properly. You should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.

VOTE BY TELEPHONE – 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 23, 2018. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.

IN PERSON – You may also vote in person at the Annual Meeting.

REVOCATION OF PROXY

Proxies may be revoked at any time prior to the time they are exercised by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Proxies may not be revoked via the Internet or by telephone.

The Corporate Secretary of Associated is Randall J. Erickson, 433 Main Street, Green Bay, Wisconsin 54301.

PROPOSAL 1:

ELECTION OF DIRECTORS

Directors elected at the Annual Meeting will serve for one-year terms expiring at the 2019 Annual Meeting and, with respect to each director, until his or her successor is duly elected and qualified. The term of each current director listed under "Nominees for Election to Our Board" expires at the Annual Meeting.

Unless otherwise directed, all proxies will be voted "FOR" the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance Committee's conclusion that such nominee should serve as a director. The 13 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated's Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "FOR" such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

Each nominee has consented to serve as a director, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated's executive offices.

On February 1, 2018, Associated completed its acquisition of Bank Mutual Corporation ("Bank Mutual"). Pursuant to the Agreement and Plan of Merger dated as of July 20, 2017, by and among Associated and Bank Mutual (the "Agreement"), Bank Mutual merged with and into Associated, with Associated as the surviving corporation (the "Merger"). At the effective time of the Merger, and in accordance with the terms of the Agreement, Associated increased the size of its Board, and Mr. Michael T. Crowley, Jr., former chairman and chief executive officer of Bank Mutual, was appointed to the Board. Mr. Crowley is nominated by the Board to stand for election at the Annual Meeting.

The information presented below is as of February 27, 2018.

NOMINEES FOR ELECTION TO OUR BOARD

Philip B. Flynn

Director since 2009 Age: 60	Mr. Flynn joined Associated Banc-Corp as President and Chief Executive Officer in December 2009. Mr. Flynn has more than 30 years of financial services industry experience. Prior to joining Associated, Mr. Flynn held the position of Vice Chairman and Chief Operating Officer of Union Bank in California. During his nearly 30-year career at Union Bank, he held a broad range of other executive positions, including chief credit officer and head of commercial banking, specialized lending and wholesale banking activities. Mr. Flynn serves as a director or trustee of the Financial Services Roundtable, the Medical College of Wisconsin, the Milwaukee Art Museum, St. Norbert College, Wisconsin Manufacturers & Commerce, and the Green Bay Packers, Inc.

Mr. Flynn's qualifications to serve as a director and Chair of the Corporate Development Committee include his extensive experience in the banking industry and his significant executive management experience at a large financial institution.

John F. Bergstrom

Director since 2010 Age: 71	Mr. Bergstrom is Chairman and Chief Executive Officer of Bergstrom Corporation of Neenah, Wisconsin, one of the top 50 largest automobile dealer groups in the United States. Mr. Bergstrom also serves as a director of Kimberly-Clark Corporation (NYSE: KMB), WEC Energy Group (NYSE: WEC), Advance Auto Parts (NYSE: AAP), and is a director emeritus of Green Bay Packers, Inc.

Mr. Bergstrom's qualifications to serve as a director of Associated and member of the Compensation and Benefits Committee and the Corporate Governance Committee include his more than 30 years of leadership experience as a chief executive officer and over 50 years of combined experience as a director of various public companies. Mr. Bergstrom provides the board with a deep understanding of consumer sales and of Wisconsin's business environment. Mr. Bergstrom has completed the National Association of Corporate Directors ("NACD") corporate training program for Compensation Committee members and is now designated as a Master Fellow for Compensation Committee, governance and best practices. He was also designated as one of the top 100 corporate directors in America for 2017 by NACD Directorship magazine.

Michael T. Crowley, Jr.

Director since 2018 Age: 75	Mr. Crowley previously held the position of Chairman for Bank Mutual Corporation from 2000 to 2018, serving as CEO for the bank from 2000 to 2013, and President from 2000 to 2010. Mr. Crowley's extensive experience in the financial community includes serving as Chairman for the Federal Home Loan Bank System Stockholder Study Committee, the State of Wisconsin Savings Bank Review Board, and the State of Wisconsin Savings and Loan Review Board. He also served as Vice Chairman for Federal Home Loan Bank of Chicago, and a director of The Wisconsin Partnership for Housing Development, Inc.

Mr. Crowley's qualifications to serve as a director of Associated include his extensive executive management experience at a large financial institution, his significant experience in the banking industry, as well as his leadership experience as Chairman of Bank Mutual Corporation.

R. Jay Gerken

Director since 2014 Age: 66	Mr. Gerken is a director of 18 mutual funds with approximately $35 billion in assets associated with Sanford C. Bernstein Fund, Inc. and the Bernstein Fund, Inc. which are mutual fund complexes. Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013. During that period, he was also the President and a director of the Legg Mason and Western Asset mutual fund complexes with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005.

Mr. Gerken's qualifications to serve as a director of Associated, Chairman of the Audit Committee and member of the Enterprise Risk Committee include his extensive investment and financial experience, as well as his executive leadership roles at several large mutual funds. Mr. Gerken is certified as a National Association of Corporate Directors Board Leadership Fellow. As a Chartered Financial Analyst with experience as a portfolio manager and in overseeing the preparation of financial statements, Mr. Gerken also meets the requirements of an audit committee financial expert.

Judith P. Greffin

Director since 2017 Age: 57	Ms. Greffin served as Executive Vice President and Chief Investment Officer at the Allstate Corporation (NYSE: ALL), the nation's largest publicly held personal lines insurer, from 2008 to 2016. Prior to this position, Ms. Greffin held several other key positions at Allstate from 1990-2008. Ms. Greffin currently serves on the board of the Northwestern Memorial Foundation, the investment committee of Northwestern Memorial Healthcare, the investment committee of the Field Museum of Natural History and is also a member of the Miami University, Ohio Business Advisory Council and the Economic Club of Chicago.

Ms. Greffin's qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and the Trust Committee include her extensive investment, strategy and risk mitigation background as well as her executive leadership experience at a large publicly traded company. Ms. Greffin is also a Chartered Financial Analyst.

William R. Hutchinson

Director since 1994 Age: 75	Mr. Hutchinson is Chairman of the Board. He has served as President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company, since April 2001. Previously, he was Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and held the positions of Vice President – Financial Operations, Treasurer, Controller, and Vice President – Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 until 1999. Mr. Hutchinson also serves as an independent director and Chairman of the Audit Committees of approximately 27 closed-end mutual funds in the Legg Mason mutual fund complex.

Mr. Hutchinson's qualifications to serve as Chairman of the Board of Directors of Associated and member of the Corporate Development Committee include executive level responsibility for the financial operations of a large publicly traded company and significant mergers and acquisitions experience. Although Mr. Hutchinson is not currently serving on Associated's Audit Committee, he meets the requirements of an audit committee financial expert.

Robert A. Jeffe

Director since 2011 Age: 67	Mr. Jeffe served as Co-Chairman and Co-Founder of Hawkwood Energy, a private oil and gas company based in Denver and focused on onshore exploration and production in the U.S. from February 2012 until June 2017. Mr. Jeffe was Chairman of the Corporate Advisory Group of Deutsche Bank from November 2004 until February 2011. Previously, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company, and as a member of GE Capital's board of directors. Effective October 2017, Mr. Jeffe was elected as a Director of OAG Analytics, Inc., which has a web based software platform that provides, through machine learning, optimization advice for drilling and field development for energy exploration and production companies. Mr. Jeffe has more than 34 years of investment banking experience and prior to working at Deutsche Bank; he was with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup) serving at all three firms as Managing Director, Head of the Global Energy and Natural Resources Group, and a member of the Investment Banking Management Committee and Global Leadership Group. At Morgan Stanley, Mr. Jeffe also was Co-Head of Global Corporate Finance. Mr. Jeffe is also Chairman and Founder of the Central American Healthcare Initiative.

Mr. Jeffe's qualifications to serve as a director of Associated and member of the Audit Committee, the Corporate Development Committee and the Enterprise Risk Committee include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions and energy companies and his Board positions at these energy firms. Mr. Jeffe also meets the requirements of an audit committee financial expert.

Eileen A. Kamerick

Director since 2007 Age: 59	Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Previously, from March 2014 until January 2015, she was Senior Advisor to the CEO and Executive Vice President and CFO of ConnectWise, Inc., an international software and services company. From October 2012 until July 2013, Ms. Kamerick was Chief Financial Officer of Press Ganey Associates, a leading health care analytics and strategic advisory firm. She previously served as the Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank, and as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm from May 2008 to June 2008. BearingPoint, Inc. filed for reorganization under Chapter 11 of the US Bankruptcy code on February 18, 2009. Ms. Kamerick has also served as Chief Financial Officer at several leading companies including Heidrick & Struggles International, Inc.; Leo Burnett; and BP Amoco Americas. She currently serves on the board of directors of Hochschild Mining, plc (LON: HOC) and serves as an independent director of approximately 27 closed-end mutual funds in the Legg Mason mutual fund complex. She also currently serves as Independent Trustee for both AIG Funds and Anchor Series Trust. She previously served on the Board of Directors of Westell Technologies, Inc. (NASDAQ: WSTL). She has formal training in law, finance, and accounting.

Ms. Kamerick's qualifications to serve as a director of Associated, Chair of the Corporate Governance Committee and member of the Compensation and Benefits Committee and the Corporate Development Committee include her executive level responsibilities for the financial operations of both public and private companies, her board positions on public companies, and her experience as a frequent law school lecturer on corporate governance and corporate finance. She is also a National Association of Corporate Directors Board Leadership Fellow. Although Ms. Kamerick is not currently serving on Associated's Audit Committee, she meets the requirements of an audit committee financial expert.

Gale E. Klappa

Director since 2016 Age: 67	Mr. Klappa is the Chairman and Chief Executive Officer of WEC Energy Group (NYSE: WEC) of Milwaukee, Wisconsin, one of the nation's premier energy companies. Mr. Klappa had previously retired as Chief Executive Officer of WEC Energy Group in May 2016 and was non-executive Chairman until October 10, 2017 when the Board of Directors of WEC Energy Group appointed Mr. Klappa Chief Executive Officer. Mr. Klappa had served as Chairman and Chief Executive Officer of Wisconsin Energy and We Energies from May 2004 until June 2015. Previously, Mr. Klappa was Executive Vice President, Chief Financial Officer and Treasurer of Southern Company (NYSE: SO) in Atlanta, Georgia and also held the positions of Chief Strategic Officer, North American Group President of Southern Energy Inc., Senior Vice President of Marketing for Georgia Power Company, a subsidiary of Southern Company and President and Chief Executive Officer of South Western Electricity, Southern Company's electric distribution utility in the United Kingdom. Mr. Klappa also serves as a director of Badger Meter Inc. (NYSE: BMI) and is co-chair of the Milwaukee 7, a regional economic development initiative. He previously served as director of Joy Global Inc. (NYSE: JOY) from 2006 until April 2017 when Joy Global Inc. was acquired by Komatsu Mining Corp. He is also the Vice-Chairman of the Metropolitan Milwaukee Association of Commerce and serves on the School of Business Advisory Council for the University of Wisconsin-Milwaukee.

Mr. Klappa's qualifications to serve as a director of Associated and as a member of the Audit Committee and Compensation and Benefits Committee include his 40 years of management experience in large publicly traded companies, including over 25 years at a senior executive level, and his recognized leadership in the economic development of southeastern Wisconsin. Mr. Klappa also meets the requirements of an audit committee financial expert.

Richard T. Lommen

Director since 2004 Age: 73	Mr. Lommen is Chairman of the Board of Courtesy Corporation, a McDonald's franchisee, located in La Crosse, Wisconsin. Prior to that, he served as President of Courtesy Corporation from 1968 to 2006. Mr. Lommen served as Vice Chairman of the Board of First Federal Capital Corp from April 2002 to October 2004, when it was acquired by Associated.

Mr. Lommen's qualifications to serve as a director of Associated, Chairman of the Compensation and Benefits Committee and a member of the Trust Committee include his successful small business/franchise ownership, his experience in all aspects of franchise ownership, particularly management and instruction of retail employees, and marketing and sales to consumers and his service as Vice Chairman of First Federal Capital Corp.

Cory L. Nettles

Director since 2013 Age: 48	Mr. Nettles is the Founder and Managing Director of Generation Growth Capital, Inc., a private equity fund. He was Of Counsel at Quarles & Brady LLP from 2007 to 2016. He previously served as Secretary for the Wisconsin Department of Commerce from 2002 to 2004. Mr. Nettles serves on the boards of Weyco Group, Inc. (NASDAQ: WEYS), Robert W. Baird's Baird Funds, Inc., mutual fund complex, and several nonprofit organizations including the Medical College of Wisconsin, the Greater Milwaukee Foundation and the University of Wisconsin Foundation and Lawrence University. He previously served on the board of The Private Bank-Wisconsin.

Mr. Nettles' qualifications to serve as a director of Associated and member of the Corporate Governance Committee, Corporate Development Committee and Enterprise Risk Committee include his strong business background and legal experience.

Karen T. van Lith

Director since 2004 Age: 58	Ms. van Lith is currently a contractor for companies requiring transformative leadership as they go through start-up, rapid growth, mergers and acquisitions or business model changes. From June 2011 until June 2012, she served as Chief Executive Officer and a director of MakeMusic, Inc., a company that develops and markets music education technology solutions and was publicly traded until April 2013. Ms. van Lith also serves as a director of E.A. Sween, a privately-held company doing business as Deli Express, since August 2012. Until June 2011, she ran an internet-marketing services company through Beckwith Crowe, LLC. Ms. van Lith was President and Chief Executive Officer of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, based in Eden Prairie, Minnesota, until its sale to Concur Technologies in October 2007. She held various other positions of increasing authority with Gelco since 1999. Ms. van Lith served as a director of publicly-traded XRS Corporation, a provider of fleet operations solutions to the transportation industry, from 2010 to 2014.

Ms. van Lith's qualifications to serve as a director of Associated, Chair of the Trust Committee and a member of the Compensation and Benefits Committee include her education in finance and accounting along with her past and present directorship experience in both public and private companies. Ms. van Lith provides the board with a strong understanding of accounting as well as experience in small business start-ups. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. Although Ms. van Lith is not currently serving on Associated's Audit Committee, she meets the requirements of an audit committee financial expert.

John (Jay) B. Williams

Director since 2011 Age: 66	Mr. Williams joined the Board of Directors in July 2011 following a 37-year career in banking. He is also past President and Chief Executive Officer of the Milwaukee Public Museum, Inc. Mr. Williams' banking career included experience with retail, commercial, private client, operations and technology along with mergers and acquisitions. He is the Chairman of the Board of Church Mutual Insurance Company, which insures over 100,000 religious institutions, and on the Board of Directors of Northwestern Mutual Wealth Management, a subsidiary of Northwestern Mutual, the Medical College of Wisconsin, St. Norbert College, and the Milwaukee Public Museum.

Mr. Williams' qualifications to serve as a director of Associated and Chair of the Enterprise Risk Committee and member of the Audit Committee include his vast experience in the banking industry, as well as his certification as a NACD Board Leadership Fellow. In addition, Mr. Williams has earned the CERT Certificate in Cybersecurity Oversight.

DIRECTOR QUALIFICATIONS

Directors are responsible for overseeing Associated's business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experience. The Board believes that there are certain general requirements for service on Associated's Board of Directors that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board's overall composition and Associated's current and future needs.

In its assessment of each nominee for director, including those recommended by shareholders, the Corporate Governance Committee considers the nominee's judgment, integrity, experience, independence, understanding of Associated's business or other related industries and such other factors that the Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.

The Board and the Corporate Governance Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual's ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board. The Board and the Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated's management.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote "FOR" the election of Mses. Greffin, Kamerick and van Lith and Messrs. Flynn, Bergstrom, Crowley, Gerken, Hutchinson, Jeffe, Klappa, Lommen, Nettles and Williams to the Board of Directors.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE

Associated's Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2017, under the corporate governance rules of the NYSE. The Board has determined that all such directors are independent, or were independent at the time they served as directors, under the NYSE corporate governance rules, except for Mr. Flynn, President and CEO of Associated. Mr. Flynn is not independent because of his service as an executive officer of Associated and not because of any other transactions or relationships.

INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board held seven meetings during 2017. During 2017, each director who was a director for all of 2017 attended at least 75% of the Board meetings held, and each such director attended at least 75% of the meetings of each committee of which he or she was a member.

The Board convened an executive session of its non-management directors at all of its regular board meetings held in 2017. Executive sessions of Associated's non-management directors are presided over by the Chairman of the Board.

All of the directors serve on the Boards of two of Associated's operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board has adopted Corporate Governance Guidelines, including a Code of Business Conduct and Ethics, which can be found on Associated's website at www.associatedbank.com, "Investor Relations," "Governance Documents." We will describe on our website any amendments to or waivers from our Code of Business Conduct and Ethics in accordance with all applicable laws and regulations.

It is Associated's policy that all directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting, except under extraordinary circumstances. All directors and nominees for director at the time of the 2017 Annual Meeting of Shareholders attended the meeting.

The Board has adopted written charters for all of its standing committees. The committee charters can be found on Associated's website at www.associatedbank.com, "Investor Relations," "Governance Documents." The following summarizes the responsibilities of the various committees.

The following table lists the members of each of the standing committees as of March 1, 2018 and the number of meetings held by each committee during 2017.

Audit Committee

The Audit Committee of the Board reviews the adequacy of internal accounting controls, reviews with Associated's independent registered public accounting firm its audit plan and the results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have access to the Audit Committee at any time. In addition, the Audit Committee oversees management's bank regulatory compliance.

Compensation and Benefits Committee

The functions of the Compensation and Benefits Committee of the Board include, among other duties directed by the Board, administration and oversight of Associated's executive compensation, employee benefit programs and director compensation. The Compensation and Benefits Committee sets the strategic direction of Associated's executive compensation policies and programs, and oversees managements' execution of and compliance with that strategic direction. The Compensation and Benefits Committee determines the compensation of Associated's Chief Executive Officer (the "CEO") and, with input from the CEO, establishes the compensation of Associated's other NEOs. The Compensation and Benefits Committee also has responsibility for ensuring that Associated's incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten the value of Associated or the integrity of its financial reporting. As permitted under its charter, the Compensation and Benefits Committee engages an independent compensation consultant to advise it on the structure and amount of compensation of Associated's executive officers and Board of Directors, which is described in detail under "Executive Compensation – Compensation Discussion and Analysis," beginning on page 21.

Corporate Development Committee

The functions of the Corporate Development Committee of the Board include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.

Corporate Governance Committee

The functions of the Corporate Governance Committee of the Board include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Corporate Governance Committee also advises the Board with respect to the Code of Business Conduct and Ethics.

Enterprise Risk Committee

The functions of the Enterprise Risk Committee of the Board include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks.

Trust Committee

The functions of the Trust Committee of the Board include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of their trust/fiduciary powers.

SEPARATION OF BOARD CHAIRMAN AND CEO

Associated's Corporate Governance Guidelines and by-laws require the separation of the positions of Chairman of the Board and CEO. Currently, Mr. Hutchinson serves as Chairman of the Board and Mr. Flynn serves as CEO. These positions have been separated since Mr. Flynn joined Associated in December 2009, at which time the Board determined that Mr. Hutchinson, Associated's former Lead Director, serving as Chairman would enhance the effectiveness of the Board. The Board also recognized that managing the Board in an increasingly complex economic and regulatory environment is a particularly time-intensive responsibility. Separating the roles allows Mr. Flynn to focus solely on his duties as the CEO. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates potential conflicts of interest between the Board and management.

BOARD DIVERSITY

The Corporate Governance Committee considers attributes of diversity as outlined in the Corporate Governance Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis, they are particularly considered in the recruitment and deliberation regarding prospective director nominees. The Corporate Governance Committee Charter outlines desired diversity characteristics for Board member experience and competencies. The Corporate Governance Committee believes that Associated's best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The "outside" perspectives of the Board members are key factors in contributing to our success. The following diversity principles have been adopted:

  •
  The number of directors should be maintained at 10 to 14 persons with the flexibility to expand, if required, to support acquisitions or mergers.

  •
  Geographic diversity, as it relates to the markets Associated serves.

  •
  Industry representation, including a mix and balance of manufacturing, service, public and private company experience.
  •
  Multi-disciplinary expertise, including financial/ accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.

  •
  Experience with technology, including cyber security, digital marketing and social media.

  •
  Racial, ethnic, and gender diversity.

  •
  A majority of the members of the Board will be "independent" directors as defined by applicable law, including the rules and regulations of the SEC and the rules of the NYSE.

The Corporate Governance Committee periodically assesses the effectiveness of these diversity principles. In light of the current Board's representation of diverse industry, background, communities within Associated's markets, professional expertise and racial and gender diversity, the Corporate Governance Committee believes that Associated has effectively implemented these principles.

DIRECTOR NOMINEE RECOMMENDATIONS

The Corporate Governance Committee will consider any nominee recommended by a shareholder as described in this section under the same criteria as any other potential nominee. The Corporate Governance Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each proposed nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation; and (5) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine his or her qualifications to serve as a director of Associated.

COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD

Associated's Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Shareholders and other interested parties may send written communications to the Board or any of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301. All communications will be compiled by Associated's Corporate Secretary and submitted to the Board or the individual director, as applicable, on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated's business, or communications that relate to improper or irrelevant topics.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the SEC, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

The following table presents information regarding the beneficial ownership of Common Stock by each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common Stock on the Record Date. The information below is from Schedule 13G and Schedule 13G/A filings reporting holdings as of December 31, 2017.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	13,027,522(3)	7.65%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,798,892(4)	7.52%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	10,762,233(5)	6.32%
FMR LLC 245 Summer Street Boston, MA 02210	9,545,630(6)	5.61%

(1)
Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.
(2)
Based on 170,199,951 shares of common stock outstanding as of February 27, 2018.
(3)
Based on an amended Schedule 13G filed on February 12, 2018, The Vanguard Group, Inc. ("Vanguard") has sole voting power with respect to 80,047 shares, shared voting power with respect to 16,526 shares, sole dispositive power with respect to 12,942,657 shares and shared dispositive power with respect to 84,865 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly owned subsidiary of Vanguard, are beneficial owners of 68,339 shares and 28,234 shares, respectively, as a result of serving as investment managers to their respective clients.
(4)
Based on an amended Schedule 13G filed on February 8, 2018, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 12,226,471 shares, sole dispositive power with respect to 12,786,592 shares and shared dispositive power with respect to 12,300 shares.
(5)
Based on a Schedule 13G filed on February 9, 2018, Dimensional Fund Advisors LP ("DFA") has sole voting power with respect to 10,527,563 shares and sole dispositive power with respect to 10,762,233 shares. DFA is a registered investment adviser to four mutual funds and serves as investment manager or sub-adviser to various other clients (collectively, the "Funds"). In these roles, DFA or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such securities.
(6)
Based on an amended Schedule 13G filed on February 13, 2018, FMR LLC and certain affiliated entities and individuals have sole voting power with respect to 54,070 shares and sole dispositive power with respect to 9,545,630 shares.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS

Associated's Compensation and Benefits Committee believes that robust security ownership guidelines are an important means of ensuring that the interests of Associated's executive officers and directors are fully aligned with long-term shareholder value.

Associated's executive stock ownership guidelines, which apply to members of the Executive Committee (which is composed of colleagues that directly report to the Chief Executive Officer) and other key executives identified by the CEO, include:

  •
  A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock; and

  •
  Additional required holdings calculated as a multiple of the executive officer's annual base salary – six times for Mr. Flynn and three times for each of the other executive officers subject to the guidelines. For purposes of the guidelines, shares held by an executive officer include shares held directly, held in an executive officer's 401(k) plan, shares purchased through the Employee Stock Purchase Plan, unvested shares of restricted stock and 25% of unvested restricted stock units ("RSUs").

Associated's director stock ownership guidelines require each independent member of the Board to own shares of Common Stock with a value equal to five times the value of the annual equity grant awarded to the directors. Directors are required to attain such stock ownership goal no later than five years from the date on which they first were appointed to the Board. Balances in the Directors' Deferred Compensation Plan and RSUs count toward satisfying this requirement.

All Associated directors and NEOs are within the expected guidelines of the stock ownership requirements.

Under Associated's Insider Trading Policy, directors and executive officers are prohibited from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012. All of the NEOs are in compliance with this policy. Where applicable, shares pledged as collateral will not be counted for purposes of compliance with the stock ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

Listed below is information as of the Record Date concerning beneficial ownership of Common Stock, depositary shares and RSUs by each director and NEO and by directors and executive officers as a group. The information is based in part on information received from the respective persons and in part from the records of Associated. The RSUs and depositary shares are nonvoting.

COMMON STOCK

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Shares Issuable Within 60 Days(2)	Percent of Class
Directors
Philip B. Flynn	1,258,486	633,649	*
John F. Bergstrom	20,500	—	*
Michael T. Crowley, Jr.	884,931	—	*
R. Jay Gerken	2,000	—	*
Judith P. Greffin	—	—	*
William R. Hutchinson	67,333	—	*
Robert A. Jeffe	—	—	*
Eileen A. Kamerick	—	—	*
Gale E. Klappa	—	—	*
Richard T. Lommen	67,828	—	*
Cory L. Nettles	—	—	*
Karen T. van Lith	10,000	—	*
John (Jay) B. Williams	6,000	—	*
Named Executive Officers
Christopher J. Del Moral-Niles	215,721	139,648	*
Randall J. Erickson	167,961	87,714	*
John A. Utz	155,448	107,445	*
David Stein	220,501	134,913	*
All Directors and Executive Officers as a group (27 persons)	3,619,348(3)	1,420,592	2.13%

*
Denotes percentage is less than 1%.
(1)
Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, by a corporate entity, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of the Record Date and vested and unvested service-based restricted stock.
(2)
Shares subject to options exercisable within 60 days of the Record Date.
(3)
Includes an aggregate of 15,032 shares that have been pledged by a director in securities brokerage accounts in compliance with Associated's Insider Trading Policy.

RESTRICTED STOCK UNITS

Beneficial Owner	Number of RSUs
Directors
John F. Bergstrom	31,958
Michael T. Crowley, Jr.	4,669
R. Jay Gerken	26,072
Judith P. Greffin	9,524
William R. Hutchinson	35,912
Robert A. Jeffe	31,958
Eileen A. Kamerick	31,958
Gale E. Klappa	15,480
Richard T. Lommen	31,958
Cory L. Nettles	30,987
Karen T. van Lith	31,958
John (Jay) B. Williams	31,958
All Directors as a group	314,392

Beneficial Owner	Number of RSUs
Named Executive Officers
Philip B. Flynn	191,671
Christopher J. Del Moral-Niles	45,308
Randall J. Erickson	42,320
John A. Utz	39,101
David Stein	30,283
All Executive Officers as a group (15 persons)	525,880

Each RSU represents the contingent right to receive one share of Common Stock. For the non-employee directors, the RSUs vest 100% on the fourth anniversary of the grant date. For executive officers, RSUs are subject to performance-based and/or time-based vesting criteria as set forth in the applicable RSU award agreement.

DEPOSITARY SHARES OF PREFERRED STOCK

The following table provides information concerning beneficial ownership of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Associated's 6.125% Non-Cumulative Perpetual Preferred Stock, Series C (the "Series C Preferred Stock") or Associated's 5.375% Non-Cumulative Perpetual Preferred Stock, Series D (the "Series D Preferred Stock"), as indicated

in the table. Each of the Series C Preferred Stock and the Series D Preferred Stock has a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Holders of depositary shares are entitled to all proportional rights and preferences of the Series C Preferred Stock or Series D Preferred Stock, as applicable (including dividend, voting, redemption and liquidation rights).

	Amount and Nature of Beneficial Ownership(1)		Percent of Class
	Series C Preferred Stock	Series D Preferred Stock	Series C Preferred Stock	Series D Preferred Stock
Directors
Philip B. Flynn	40,000	—	1.54%	*
John F. Bergstrom	—	40,000	*	1.00%
Michael T. Crowley, Jr.	—	—	*	*
R. Jay Gerken	4,000	—	*	*
Judith P. Greffin	—	—	*	*
William R. Hutchinson	—	—	*	*
Robert A. Jeffe	—	60,000	*	1.5%
Eileen A. Kamerick	—	—	*	*
Gale E. Klappa	—	4,000	*	*
Richard T. Lommen	—	—	*	*
Cory L. Nettles	—	—	*	*
Karen T. van Lith	—	—	*	*
John (Jay) B. Williams	—	—	*	*

Named Executive Officers
Christopher J. Del Moral-Niles	—	—	*	*
Randall J. Erickson	—	—	*	*
John A. Utz	—	—	*	*
David Stein	1,000	2,000	*	*
All Directors and Executive Officers as a group (27 persons)	45,000	106,000	1.73%	2.65%

*
Denotes percentage is less than 1%.
(1)
Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.

OWNERSHIP IN DIRECTORS' DEFERRED COMPENSATION PLAN

In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management tables above, the non-employee directors have an account in the Directors' Deferred Compensation Plan with the balances in phantom stock as of the Record Date set forth below. The dollar balances in these accounts are expressed daily in units of Common

Stock based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See "Director Compensation – Directors' Deferred Compensation Plan" on page 44.

Beneficial Owner	Account Balance at the Record Date	Equivalent Number of Shares of Common Stock(1)
John F. Bergstrom	$173,471	6,925
Michael T. Crowley, Jr.	—	—
R. Jay Gerken	—	—
Judith P. Greffin	—	—
William R. Hutchinson	559,492	22,335
Robert A. Jeffe	449,698	17,952
Eileen A. Kamerick	570,839	22,788
Gale E. Klappa	—	—
Richard T. Lommen	1,833,961	73,212
Cory L. Nettles	—	—
Karen T. van Lith	520,138	20,764
John (Jay) B. Williams	94,288	3,764
All Directors as a group	$4,201,887	167,740

(1)
Based on the closing price of $25.05 of the Common Stock on the Record Date.

PROPOSAL 2:

ADVISORY APPROVAL OF ASSOCIATED BANC-CORP'S NAMED EXECUTIVE OFFICER COMPENSATION

Associated's executive compensation program plays a key role in Associated's ability to attract, retain and motivate the highest quality executive team. The principal objectives of Associated's executive compensation program are to target executive compensation within competitive market ranges, reward performance, and align executive incentive compensation with long-term shareholder value creation, without incenting unnecessary or excessive risk. As discussed in the Compensation Discussion and Analysis, which begins on page 21, the Compensation and Benefits Committee (the "Committee") has designed the program to incorporate a number of features and best practices that support these objectives, including, among others:

  •
  Target total compensation for Associated's Named Executive Officers at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;

  •
  A substantial portion of each of Associated's Named Executive Officer's target compensation is variable;

  •
  Variable pay opportunities are more heavily weighted toward long-term performance and delivered through equity-based incentives;

  •
  Equity awards are granted in the form of stock options, RSUs and performance-based RSUs, which are directly aligned with shareholder value;

  •
  Stock Ownership requirements, which include both a salary multiple and post vest holding, are in place for all Executive Committee members;

  •
  None of Associated's Named Executive Officers are entitled to receive gross-up payments in connection with any excise tax or other tax liabilities; and

  •
  Only a limited number of perquisites are available to Associated's Named Executive Officers.

Shareholders are encouraged to carefully review the "Executive Compensation" section of this Proxy Statement in its entirety for a detailed discussion of Associated's executive compensation program.

As required under the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

"Resolved, that the shareholders approve the compensation of Associated's Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and any related materials."

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote "FOR" the advisory approval of Associated Banc-Corp's Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast is voted "FOR" this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted "FOR" Proposal 2.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

CD&A DIRECTORY

EXECUTIVE SUMMARY

Associated's executive compensation program is overseen by the Compensation and Benefits Committee (referred to in this section as the "Committee") and intended to provide a balanced program that rewards corporate, business area, and individual results that support Associated's mission, with a focus on performance-based compensation. The program's strong pay-for-performance alignment is an important part of Associated's continuing commitment to enhancing long-term shareholder value. This summary highlights our 2017 financial performance, the elements of the executive compensation program, and key changes to the program in 2017.

2017 Financial Performance

2017 was another strong year for Associated. Associated continues to maintain a healthy balance sheet with strong capital and liquidity levels. Associated is committed to making investments to expand services, develop new products and services, and drives new business. As evidence of Associated's commitment to growth, Associated entered into a definitive agreement of merger with Bank Mutual Corporation in 2017, which closed on February 1, 2018. With this acquisition, Associated will be able to expand its client base and generate new business.

Reflecting another year of growth, Associated reported GAAP earnings per common share ("EPS") of $1.42 and Return on Common Equity Tier 1 ("ROCET1") of 10.4%. 2017 EPS included $15 million, or $0.10 per common share, of expenses related to the recently enacted Tax Cuts and Jobs Act of 2017 (the "Tax Act"). Adjusting for this one-time tax event, the Tax Act adjusted EPS was $1.52 and the Tax Act adjusted ROCET1 was 11.1%. See page 43 for a reconciliation of Tax Act adjusted EPS and ROCET1 to the GAAP equivalents.

Consistent with Associated's focus on delivering increased value and returning capital to its shareholders, dividends per common share increased 11% in 2017 to $0.50. In addition, Associated repurchased 1.6 million of Common Stock, which did not have a material impact on EPS.

Associated also continued to grow its balance sheet with average loans increasing 5% year-over-year to $20.6 billion. In addition, average deposits of $21.9 billion for 2017 increased 4% from 2016.

These results reflect the continuing commitment of colleagues and executive officers throughout Associated to serving the needs of Associated's customers and enhancing long-term shareholder value.

Common Equity Tier 1, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of Associated's capital with the capital of other financial services companies. Management uses Common Equity Tier 1 along with other capital measures, to assess and monitor Associated's capital position. The Federal Reserve establishes regulatory capital requirements, including well-capitalized standards for Associated. Prior to 2015, the regulatory capital requirements effective for the Corporation followed the Capital Accord of the Basel Committee on Banking Supervision. Beginning January 1, 2015, the regulatory capital requirements effective for Associated follow Basel III, subject to certain transaction provisions. Common Equity Tier 1 prior to Basel III requirements was calculated as Tier 1 capital excluding qualifying perpetual preferred stock and qualifying trust preferred securities. See Table 26 in Part II, Item 7 of the 2017 Form 10-K for a reconciliation of Common Equity Tier 1.

ELEMENTS OF ASSOCIATED'S EXECUTIVE COMPENSATION PROGRAM

Fixed

Base Salary

2017 Actions: Associated provides competitive pay commensurate with job scope and responsibilities and individual performance that is intended to attract and retain talent.

- NEOs did not receive merit increases in 2017.
- One NEO received a market increase in base salary in 2017.

Variable

Management Incentive Plan

Annual Incentive
- EPS
- ROCET1

2017 Actions: NEOs were paid annual cash incentives from the same management incentive pool as all other colleagues. Total funding of this pool is based on Associated's EPS and Return on Common Equity Tier 1 (ROCET1) performance.

- Associated's 2017 EPS and ROCET1 performance resulted in corporate pool funding of 117% of target.
- The NEOs received annual incentive awards for 2017 with values ranging from 17% to 27% of their total compensation.

Long Term Incentive

% of Long-Term Incentive	
25%	Restricted Stock
25%	Stock Options
50%	Performance RSUs

2017 Actions: The NEOs received long-term incentive awards in February 2017 with aggregate values at target ranging from 39% to 55% of their total compensation.

- Performance goals were established under the 2017-2019 long term performance plan
- Award earned is based on actual EPS and actual relative total shareholder return as compared to established goals

Executive Compensation Best Practices

Associated's executive compensation program reflects a significant number of best practices in compensation practice and design. For example:

- A majority of each NEO's total compensation opportunity is variable, with actual compensation closely tied to business performance
- NEO variable pay opportunities are more heavily weighted toward long-term performance, delivered through equity-based incentives
- Equity awards include stock options, restricted stock and performance-based restricted stock units ("RSUs"), which have values directly aligned with shareholder value
- Perquisites available to NEOs and other executive officers have been substantially limited
- None of the NEOs or other executive officers is entitled to receive gross-up payments in connection with excise tax or other tax liabilities
- A clawback policy provides for the recoupment of cash bonuses and equity awards granted through a performance incentive plan in the event of certain material restatements of Associated's financial statements
- Executive officers are required to retain a significant portion of their Common Stock, which helps ensure that the interests of the executive officers are aligned with long-term shareholder value
- Executive officers and directors are prohibited from pledging Common Stock as collateral for loans

Shareholder Outreach and Response to 2017 Advisory Vote on NEO Compensation

Associated's 2017 advisory shareholder vote on NEO compensation once again indicated shareholder support for the program, with over 81% of the votes cast in favor of the program. On an annual basis, the Company is in direct dialogue with between 50 and 100 institutional investors through regular attendance at industry conferences and invitation only investor events. This includes regular direct private one-on-one dialogues with most of the Company's top 20 shareholders. In addition, management engages with investors through conference calls to discuss Company results, performance relative to industry trends, peer metrics, governance matters, and the Company's strategic direction. During 2017, management engaged in additional specific outreach with two shareholders with respect to its compensation practices to gain an understanding of shareholder views on the Committee's decisions and to provide clarification on the use of common publicly reported metrics that align the performance plans with shareholder interest. There were no specific concerns raised during any of our shareholder meetings. The Committee will continue to take into consideration input from Associated's shareholders.

Key Changes in Executive Compensation Programs in 2017

At the beginning of 2017, after reviewing the competitive pay data provided by its independent compensation consultant, the Committee decided to make no material changes to the target compensation levels for our NEOs. As part of this process, the Committee evaluates the market competitiveness of compensation for each of our executive officers in order to guide target compensation decisions for the coming year. With the assistance of its independent compensation consultant, the Committee reviews the compensation of our executive officers against that of the Company's compensation peer group, as well as the financial services industry in general.

Associated's shareholders approved the 2017 Incentive Compensation Plan (the "2017 Plan") at the April 2017 shareholder meeting. As described in more detail below, the 2017 Plan provides for a variety of equity and cash-related compensation, including stock options, restricted stock, RSUs, performance-based awards, and other awards. With the adoption of the 2017 Plan, the Committee continues to provide a balanced program that rewards individual actions and behaviors that support Associated's mission, business strategies and performance-based culture without incentivizing unnecessary and/or excessive risk-taking. Additionally, the Committee terminated the Change in Control Plan in October of 2017 and, as stated further below, replaced with more updated Change in Control Agreements, effective January 1, 2018.

OVERVIEW OF COMPENSATION METHODOLOGY

Philosophy and Objectives

Associated's executive compensation program is designed to provide each executive officer of Associated with a competitive total compensation package aligned with several goals, including:

  •
  providing a balanced program that rewards individual actions and behaviors that support Associated's mission, business strategies and performance-based culture without incentivizing unnecessary and/or excessive risk-taking;

  •
  targeting compensation at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;
  •
  providing a competitive mix of short-term and long-term variable compensation; and

  •
  attracting, retaining and motivating skilled, high-quality executive officers.

The objectives of the executive compensation program drive the methodology the Committee uses to establish total target compensation for NEOs. For 2017, as in the past, the Committee targeted total compensation for the NEOs and other executive officers to approximate median levels for executives with comparable responsibilities at financial institutions of comparable asset size, with additional consideration given to individual factors based on performance evaluations. Peer comparison is important to the objectives of the program because

Associated competes with a large number of financial institutions across the country for the services of qualified executive officers. In addition to compensation levels, the Committee considers Associated's financial performance relative to its peers as part of the determination of total compensation opportunities. The total compensation of each of the NEOs was generally within the targeted median range relative to peer companies and reflects both company and individual performance. Where the Committee deems appropriate, total compensation opportunities may exceed the market median in order to attract currently employed, high-quality executives to join Associated and to retain experienced, high-performing executive officers. Conversely, Associated may target compensation below median market levels for newly promoted executives. The allocation of the various components of the NEOs' total compensation package is described below in the "Components of Total Executive Compensation for 2017" section beginning on page 26.

Peer Group

The Committee, with the input of Associated's independent compensation consultant, Pay Governance, reviewed the 2016 peer group and made certain changes to the peer group for 2017. The peer group was updated to reflect certain changes in comparable financial institutions, including acquisitions, etc., that the Committee determined, with the input of Pay Governance, required revision. The updated 2017 peer group consisted of bank holding companies that the Committee and Pay Governance believe are appropriate for comparison purposes in terms of size (based on total assets) and business composition. The peer group consisted of companies ranging in asset size from approximately $21.4 billion to approximately $73.0 billion that were engaged in lines of business similar to Associated. The median asset size of the companies in the peer group was approximately $30.2 billion, compared to Associated's assets of $29.1 billion, as of December 31, 2016. The peer group companies were:

BOK Financial Corporation	First Horizon National Corporation	Valley National Bancorp
Comerica Incorporated	People's United Financial	Webster Financial Corporation
Commerce Bancshares, Inc.	Prosperity Bancshares	Wintrust Financial Corporation
Cullen/Frost Bankers, Inc.	SVB Financial Group	Zions Bancorporation
East West Bancorp, Inc.	Synovus Financial Corp.
First Citizens BancShares Inc.	TCF Financial Corporation

While the peer group was a key point of comparison in the total compensation strategy, the Committee also took into account broader retail banking and financial services industry survey data as part of its compensation determinations to provide broader market context. Pay Governance analyzed compensation data from the Willis Towers Watson 2017 Executive Financial Services Survey of approximately 186 participants, including members of the peer group. In analyzing the data, Pay Governance advised that the additional comparisons, beyond the peer group, provided a broader perspective from which to appropriately compare compensation, particularly for staff positions. When making compensation-related decisions, the Committee considered information provided by Pay Governance that compared each executive officer's base salary and total compensation to the 25th, 50th and 75th percentiles of these market reference points.

Role of Independent Compensation Consultant

The Committee has engaged Pay Governance LLC since 2010 to advise on a variety of matters relating to the executive compensation program. Pay Governance reports directly to the Committee and provides no other services to Associated. The Committee has established procedures that it considers sufficient to ensure that the compensation consultant's advice to the Committee remains objective and is not influenced by Associated's management, including:

  •
  a direct reporting relationship of the compensation consultant to the Committee;

  •
  a provision in the Committee's engagement letter with Pay Governance specifying the nature of the work to be conducted and the role that management may play in that work; and

  •
  an annual update to the Committee on the compensation consultant's financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months.

Pay Governance performed a competitive analysis of Associated's senior executive compensation levels and provided financial performance and other market data with respect to the peer group and a broader financial services survey group as a context for the Committee's assessment of competitive compensation levels, as further described below. Management also engaged McLagan to assist with developing the CEO Pay Ratio (provided on page 42).

Role of Management

As part of the annual compensation review process, the CEO and the Chief Human Resources Officer interact with the Committee and Pay Governance, providing information about the current compensation structure, details regarding executive compensation, individual performance assessments, and descriptions of the job responsibilities of executive officers. The CEO typically makes recommendations to the Committee with respect to the compensation of NEOs, other than himself, and the Committee with advice from Pay Governance, determines CEO compensation in executive session without the CEO present.

Role of the Committee

The purpose of the Committee is to assist the Board of Directors in fulfilling its responsibility to oversee all of Associated's executive compensation. The Committee works closely with Pay Governance to make program decisions about, and set the framework for, Associated's executive compensation program. Among other things, the Committee's responsibilities include:

  •
  establishing and approving compensation and benefit policies;

  •
  approving the amount and form of compensation for Associated's executives and non-management directors; and

  •
  issuing an annual report on executive and CEO compensation for inclusion in Associated's annual proxy statement or Form 10-K.

COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2017

Associated uses the following compensation elements as part of its executive compensation program:

Compensation Element	Description	Objectives

Base Salary	Fixed cash amount based on peer and market comparison and individual performance.	Attract and retain highly skilled individuals.

Management Incentive Plan	Annual cash opportunity based on overall company and individual performance.	Align participant compensation with annual results by: • Providing incentives for participants (including the NEOs) to achieve or exceed corporate business unit and individual goals;
• Rewarding individual and team performance at a level that reflects changes in shareholder value;
Maintaining an overall executive compensation program that reflects Associated's performance, is competitive with the marketplace, and does not incent unnecessary risk; and
• Motivating and retaining talented individuals.

Long-Term Equity Incentive Compensation	Long-term awards, including:	• Provide equity incentive for achieving certain specified long-term business goals;
	• Performance RSUs, which are vested based on three-year company performance;	• Reward participants for increasing Associated's shareholder value; • Align executive interests and compensation with long-term shareholder results; and
	• Time-based RSUs vesting over a four-year period; and	• Serve as a retention tool for key executives.
• Time-based stock options vesting over a four-year period.

Perquisites	Perquisites in 2017 were limited to executive physical examinations, retirement planning and payment of social club dues.	Small component of pay intended to promote executive well-being and efficiency and, in the case of payment of social club dues, aid executives in facilitating Associated's business interests.

Composition of Total Compensation

The Committee focuses on determining the appropriate total compensation levels for each NEO, and utilizes input from Mr. Flynn (CEO) in these decisions. Total compensation packages for the NEOs are composed of both fixed and variable (performance-based) elements. The variable elements include both annual and long-term compensation. The

Committee's objective is to deliver the majority of executive compensation through variable pay opportunities that are based on Associated's performance.

The Committee continually monitors the total compensation of NEOs against Associated's pay philosophy and leverages research by Pay Governance in determining appropriate levels of compensation for

NEOs. For 2017, variable elements continued to constitute the majority of each NEO's total compensation, and long-term, equity-based incentives composed the majority of the variable component of each NEO's compensation. With input from Pay Governance, the Committee assessed the competitiveness of Associated's executive compensation levels using multiple market references, including peer groups and industry data. In reviewing NEO compensation, the Committee determined the following with respect to Associated's competitive positioning:

  •
  Base salaries for NEOs are generally at or somewhat below median levels;

  •
  Associated's incentive plan payouts, which are based on Associated's performance versus short term and long term EPS, ROCET1 and Total Shareholder Return ("TSR") targets, are below median levels;

  •
  Associated's total cash compensation (salary plus cash incentive) is generally below median levels due to generally conservative salaries and below-market cash incentives;
  •
  Due to Associated's pay philosophy that emphasizes equity over cash compensation, Associated's long-term incentive opportunities are modestly above the competitive 50th percentile; and

  •
  As a result, the Committee believes that total direct compensation (sum of total cash and long-term incentive opportunities) is close to median market levels and continues to be sufficient to attract and retain qualified leadership. Additionally, Associated's mix of compensation provides a more direct link between executive compensation and shareholder value, fosters equity ownership among executive officers, and provides a balanced risk profile, all in keeping with the Committee's objectives for the Company's executive compensation program.

The charts below illustrate the mix of variable (Annual Cash Incentives, Stock Awards and Option Awards) and fixed (Salary) components of the 2017 total compensation awarded to the CEO and the average of the mix of variable and fixed components of the total compensation awarded to all other NEOs, each as presented in the Summary Compensation Table on page 36.

CEO	NEO

ANNUAL TOTAL COMPENSATION

Base Salary

The Committee's intention is to pay NEOs base salaries that approximate the midpoint of the market data provided by Pay Governance, with adjustments as the Committee deems necessary to account for individual performance and tenure, or other specific circumstances that may arise in a given year.

In keeping with the Committee's focus on delivering the majority of executive compensation through variable opportunities that are based on Associated's performance, one NEO received a market increase to base salary for 2017. Base salaries for the remaining NEOs were determined to be within the targeted market median range.

Annual Cash Award

Associated's annual cash incentive program is referred to as the Management Incentive Plan ("MIP"). Participants in the MIP include the NEOs and other members of the Executive Committee, as well as a large number of other colleagues. Participants are provided the opportunity to receive an annual cash incentive payment from a corporate pool, the total amount of which is determined based upon Associated's achievement of objective financial criteria selected by the Committee, but is limited by the annual individual maximum as set forth under the terms of the 2017 Incentive Plan. The Committee selects the performance criteria to be used for determining the amount of funds available in the corporate pool for awards under the MIP for the performance year. The Committee bases its selection of performance goals on Associated's overall business objectives for a given year and, as a result, may select different performance criteria from year to year.

In February 2017 the Committee established performance criteria and target performance levels for purposes of determining the targeted corporate pool out of which all awards under the 2017 MIP are paid. The amount of funds available in the corporate pool for distribution to all participants under the MIP is a function of total company performance and, for 2017, represented approximately 8.9% of Associated's pre-tax, pre-incentive profits. The actual funding amount for the corporate pool was higher than the actual corporate pool for 2016, as actual financial results exceeded the targeted metrics.

The performance criteria established under the MIP for 2017 to fund the corporate pool were:

  •
  ROCET1, which the Committee believes is an important indicator of prudent capital stewardship, particularly in light of increasing industry and regulatory focus on capital measures; and

  •
  Fully diluted EPS, which the Committee determined to be appropriate because EPS is commonly recognized as an important measure of profitability.

Furthermore, the EPS and ROCET1 metrics were selected because they are both critical to the long-term success of the Company and are aligned with creating value for shareholders. Both metrics are transparent and are publicly available and when combined these metrics create a balance between profitability and the quality of earnings, which is important to creating shareholder value and protecting the safety and soundness of the Company.

For 2017, the target corporate pool funding of 100% was based on a combination of two equally weighted performance criteria: (1) EPS targeted at $1.37, which represented a 9% increase from 2016's actual results, and (2) ROCET1 in the targeted range of 10.0% to 11.0%. The amount of funding for the corporate pool would increase at each incremental $0.01 of EPS and each tier range of ROCET1, with ROCET1 to be interpolated based on the scale. In order to continue to incentivize continued company-wide growth, the Committee expects to continue each year to increase the MIP EPS target relative to the prior year's actual performance. The Committee determined that the EPS metric is still appropriate in both the 2017 MIP and its long-term incentive compensation program (See "Long Term Incentive Compensation") as Associated's goal is to not only grow shareholder earnings in the current year (1-year growth as used in the MIP) but also to sustain that growth in subsequent years, pursuant to Associated's long-term incentive compensation program (See "Long Term Incentive Compensation").

The potential funding under the MIP ranged from 25% to 175% of the target amount.

The graphic below demonstrates the corporate pool funding mechanism.

Once the amount of the corporate pool is determined, the funds are divided into discrete sub-pools, including an executive incentive pool, out of which individual awards are paid. Sub-pools are determined for individual revenue-producing business lines based on actual financial results. The amount of each individual award is determined by the accountable Executive Committee members or, in the case of the members of the Executive Committee, by the Committee based upon the recommendations of the CEO. At target performance by Associated, the target amount for each of the NEOs (i.e., the base amount used as a starting point for determining final payment amounts) was equal to the annual cash incentive payment each received under the MIP for 2016. This figure then increases or decreases in line with company performance. In the example, Mr. Flynn's cash incentive amount was determined by multiplying the 2016 actual cash incentive amount by the 2017 Company performance achievement. The committee has the ability to apply discretion based on a number of factors as outlined in the 2017 incentive plan but determined the calculated cash incentive award to be appropriate for 2017.

The following table sets forth the scale used for funding determinations under the MIP under the possible combinations of EPS and ROCET1 performance results, as well as actual 2017 results.

The Committee, in determining EPS under the MIP, used the Tax Act adjusted EPS of $1.52 and adjusted ROCET1 of 11.1%. Based upon the matrix set forth above, this resulted in the corporate pool being funded at 117% of the targeted funding level. The CEO and NEOs' annual cash incentive opportunity are linked directly to Corporate EPS and ROCET1 Performance. It is expected that the cash incentive earned will rise and fall year to year based financial results within the MIP Matrix.

The Committee approved these performance results for purposes of determining the aggregate amount available in the corporate pool for annual cash incentive payments to all eligible colleagues. The Committee then determined the amount of the annual cash incentive payments to each NEO based on the performance incentive formula which multiplies the incentive target by Company performance achievement and further adjusted based on recommendations by Mr. Flynn based on his evaluation of a number of individual performance and other qualitative and quantitative factors for each NEO, including, among others, overall corporate, business line and individual performance.

Based on these evaluations relating to 2017 performance, Mr. Flynn recommended, and the Committee approved, payouts to Messrs. Del Moral-Niles, Erickson, Utz, and Stein as detailed in the table below. Mr. Flynn received a payout which was in direct alignment with the Company's financial performance and the Committee's assessment of the CEO's continued positive performance.

Cash Incentive as a Percent of Target

Percent
Philip B. Flynn	117%
Christopher J. Del Moral-Niles	107%
Randall J. Erickson	115%
John A. Utz	108%
David L. Stein	132%

LONG-TERM INCENTIVE COMPENSATION

Associated's executive compensation program includes three long-term incentive elements: stock options, restricted stock units and performance-based restricted stock units ("RSUs"), which are granted under the Long-Term Incentive Performance Plan ("LTIPP") described below. For 2017, stock options and restricted stock each represent 25% of the long-term component of the overall program, with performance-based RSUs representing 50% of total long-term incentive. Individual grants, as a percent of base salary, are listed in the table below.

Long-Term Incentive Grants as a Percent of Base Salary

	Stock Options	Restricted Stock Units	LTIPP(1)	Total Long-Term Incentive
Philip B. Flynn	50%	50%	100%	200%
Christopher J. Del Moral-Niles	30%	30%	60%	120%
Randall J. Erickson	30%	30%	60%	120%
John A. Utz	30%	30%	60%	120%
David L. Stein	25%	25%	50%	100%

(1)
Actual amounts based on performance achievement between 25%-150%

Stock Option Component

Stock options represent a right to purchase a specified number of shares of Common Stock at the fair market value of the Common Stock on the date the option is granted. As a result, recipients recognize a value only if and to the extent that the value of the Common Stock increases, aligning the value of the benefit with shareholder interests. The stock options granted in 2017 vest over a four-year period, with one-fourth of the grant vesting in each year, subject to the terms of the 2013 Plan. Long-term variable equity compensation is a significant portion of each NEO's compensation, as indicated by the charts included on page 27. When calculating the value of an option award for the purpose of making these grants, the Committee uses the grant date value of the options determined on the same basis as described on page 36 in the notes to the Summary Compensation Table for such awards.

Restricted Stock Component

Restricted stock represents an award of full value shares that vests over a defined period, the value of which varies based on the performance of Associated's Common Stock. Although restricted stock awards have generally been part of Associated's overall compensation mix, the Committee determined that it would grant only time-vested RSUs in place of restricted stock grants for 2017.

Restricted Stock Unit Component

RSUs may be settled in Associated Common Stock or cash, as determined by the Committee. For 2017, the Committee granted time-vested RSUs in place of time-vested restricted stock.

The RSUs granted in 2017 generally vest over a four-year period, with one-fourth of the grant vesting each year. The grants are subject to the terms of the 2013 Plan. When calculating the value of a restricted stock award for the purpose of making these grants, the committee used the grant date value of the restricted stock determined on the same basis described on page 36 in the notes to the Summary Compensation Table for such awards.

Long-Term Incentive Performance Plan

Under the LTIPP, participants receive awards of RSUs, calculated as a percentage of each participant's base salary at the inception of the performance period. Actual payouts from the performance plan will be based upon Associated's results during the specified measurement period relative to goals under approved by the Committee. Grants under the 2017 LTIPP and 2015 LTIPP are subject to the terms of the 2013 Plan.

2017 LTIPP

The 2017 LTIPP is based on a three-year performance period that began on January 1, 2017 and will end on December 31, 2019. Based on the company's performance during the period, the number of actual shares that vest can range from a minimum of 25% to a maximum of 150% of the target award.

The performance criteria established by the Committee to determine the vesting of RSUs is based on Associated's cumulative EPS for the performance period and Associated's TSR relative to the peer group, over the performance period. The Committee determined that EPS is still appropriate in both the 2017 MIP and LTIPP as Associated's goal is not only to grow shareholder earnings in the current year (1-year growth as seen in the MIP) but also sustain that growth in subsequent years (cumulative 3-year EPS growth as provided in the LTIPP). The Committee believes that having these related measures in both the MIP and LTIPP ensures focus on both short and long term strategies that are in the best interests of our shareholders. Additionally, the Committee believes TSR, which includes the net change in stock price plus dividends paid during the applicable period, is a valuable measure because it is directly aligned with shareholder interests and encourages management to outperform peers in the creation of shareholder value.

2015 LTIPP

The 2015 LTIPP was based on a three-year performance period that began on January 1, 2015 and ended on December 31, 2017, with the vesting opportunities ranging from a minimum of 25% to a maximum of 150% of the target award.

The performance criteria established by the Committee to determine the vesting of RSUs was based on Associated's cumulative EPS for the performance period and Associated's TSR relative to the peer group, measured on the basis of reported TSR for the performance period.

The vesting grid below was used to determine the vesting level of the 2015 LTIPP award (for performance during 2015-2017) at various EPS performance levels under the 2015 LTIPP, with a payout percentage target of 100% at targeted cumulative EPS of $4.05 and TSR performance between the 40.1 and 60th percentiles of the peer group.

Vesting of the – 2015-2017 LTIPP

As determined based on the vesting grid, adjusted EPS performance of $3.97, which is equal to 98% of targeted EPS performance, combined with Associated's outperforming 3 of 15 peers in TSR (ranking Associated in the 20% percentile of the peer group), resulted in vesting at 46.5% of the target RSU award grant applicable to the 2015-2017 performance period. Based on these results, 53.5% of the NEOs shares were canceled.

Risk Assessment

The Committee, along with members of Associated's Executive Risk Committee, the Chief Human Resources Officer and business executives responsible for the design and implementation of Associated's incentive compensation arrangements, conducted an annual executive compensation risk assessment as part of a full incentive plan and sales practice review. Following the reviews with members of Associated's Executive Risk Committee and business executives responsible for the design and implementation of incentive plans, the Committee determined that Associated's compensation plans do not encourage its senior executive officers or colleagues to take unnecessary or excessive risks that threaten the value of Associated, nor do such plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee has determined that these plans do not encourage imprudent risk taking and are consistent with preserving and enhancing the long-term health of Associated.

OTHER BENEFIT PROGRAMS

Deferred Compensation Plan

Associated maintains a non-qualified deferred compensation plan to allow certain colleagues who are deemed to be highly compensated under IRS Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement. All NEOs were eligible to participate in the deferred compensation plan in 2017, however none elected to participate in 2017.

The plan allows eligible colleagues to defer up to 50% of base salary and up to 100% of cash incentive compensation. The participant receives payment of deferred amounts either in a lump sum, or five or ten equal annual installments beginning six months following the participant's separation from service or beginning on an in-service date elected by the participant, in either case pursuant to a distribution election made prior to the commencement of deferrals. The plan permits distributions during employment in the event of an unforeseeable emergency. Each participant may, on a daily basis, specify investment preferences from among various investment options for the account, subject to final approval by the Administrator and Trustee. The participant retains all rights to amounts in his or her account if employment terminates for any reason. Deferred compensation plan earnings are unsecured and are not supplemented by Associated.

Retirement Plans

Retirement Account Plan

The Retirement Account Plan ("RAP") is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. A colleague becomes eligible to participate effective the first day of the plan year in which the participant completes twelve months of service and a minimum of 1,000 hours of service within the year. Each participant receives an accrual of 3% of eligible compensation. Compensation is subject to the IRS annual limitation, which was $270,000 in 2017. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited services, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs have completed three years of credited service and are 100% vested in their benefits under the RAP. Participants may be eligible to receive an early retirement benefit at age 55. Benefits are subject to an actuarial adjustment for early retirement benefits.

401(k) Plan

Associated offers the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan to eligible participants. Participants make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary matching contribution, which in 2017 was equal to 100% of the first 5% of each participant's contribution. Participants who work 1,000 hours during the calendar year and are employed with Associated on December 31 qualify for the matching contribution, with the exception of the participant's retirement, disability or death. All participants are fully vested in both their own contributions and Associated's matching contributions.

Supplemental Executive Retirement Plans

In keeping with its objective of providing a market-competitive executive compensation program designed to attract and retain highly qualified individuals, Associated provides supplemental retirement benefits to a limited number of key colleagues under the Associated Banc-Corp Supplemental Executive Retirement Plan, referred to as the "SERP." The SERP is a non-qualified plan into which Associated makes a restoration contribution for any base salary or cash incentive amounts deferred for the calendar year under any nonqualified cash or deferred compensation arrangement maintained by Associated in excess of applicable IRS limitations. Participation in the SERP is limited to members of Associated's Executive Committee, which includes the NEOs.

Associated's contribution to the SERP is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan but for the IRS annual limitation over the amount actually accrued by the participant for the plan year under those plans. Amounts under the SERP are unsecured and accrue at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notional investment preferences specified by participants among various investment options. All participants in the SERP are fully vested in their SERP account. Distributions from the SERP are generally made in accordance with elections made by the participants.

Flynn SERP.    In order to replace the supplemental retirement benefit previously provided to Mr. Flynn under an expired employment agreement, the Committee adopted the Supplemental Executive Retirement Plan for Philip B. Flynn effective January 1, 2012. Under Mr. Flynn's SERP, Mr. Flynn retains any and all accrued benefits under the SERP provisions of his expired employment agreement and receives accruals to his SERP account in an amount equal to a percentage of his annual cash base salary and cash incentive, less the amount of the IRS annual compensation limit. This percentage is initially set at 12.5%, although the Committee may decrease or increase this percentage at its discretion, subject to a maximum percentage of 20%. For 2017, the accrual percentage was 12.5%. Accruals based on Mr. Flynn's base salary accrue on the last day of each payroll period, and accruals based on any cash incentives paid to Mr. Flynn will accrue on the date any such cash incentive is paid. All accruals in Mr. Flynn's SERP account are unsecured and are fully vested on the date of such accrual and incur gains and losses based on investment preferences specified by Mr. Flynn among various notional investment options. Distributions from Mr. Flynn's SERP are generally made upon the earlier of his death or at various dates specified by Mr. Flynn prior to the beginning of any plan year.

Perquisites

Perquisites provided to NEOs in 2017 included executive physical examinations, which the Committee believes are valuable to Associated by helping to ensure the health and well-being of participants, financial planning services, which are intended to permit the NEOs to focus as much of their time and attention as possible on their responsibilities as executive officers, and the payment of social club dues to give the NEOs access to social clubs for business purposes. NEOs are required to pay any other costs attributable to their personal use of social clubs. The NEOs participated in certain other company-subsidized benefits that were also available to all eligible and/or participating colleagues.

Employment and Post-Termination Arrangements with Executive Officers

Each of the NEOs, including the CEO, is currently employed on an "at-will" basis and none of them is party to an employment agreement with Associated. Associated does not generally enter into agreements with executives before or during their employment with respect to any post-termination benefits, nor does Associated guarantee any executive a severance benefit. The Committee believes that each executive officer separation situation should be evaluated on a case-by-case basis. This arrangement provides the Committee with maximum flexibility to determine mutually beneficial arrangements for both Associated and its executive officers in the event of a separation. Any severance paid to a former executive will generally be paid pursuant to the Associated Banc-Corp Severance Pay Plan, a fully discretionary severance plan for management colleagues that limits the Committee's award of a severance benefit to a maximum of 200% of a former colleague's annual base salary.

Change of Control Plan

Associated terminated its Change of Control Plan in October 2017 (the "Terminated COC Plan") after the Committee determined that a more updated Change of Control Agreement should be adopted for certain executive officers. Updated Change of Control

Agreements were adopted by the Committee effective January 1, 2018 and are summarized below in "Compensation Decisions for 2018" and in "Potential Payments on Termination or Change of Control" beginning on page 40.

COMPENSATION DECISIONS FOR 2018

The Committee continues to review and make changes to the design of Associated's executive compensation program in order to help ensure that it will continue to serve the Committee's overall objectives. Associated terminated the Change of Control Plan in October 2017 and replaced it with Change of Control Agreements with certain executive officers, effective January 1, 2018 (the "2018 COC Agreements"). The 2018 COC Agreements cover the executives who were previously covered by the Terminated COC Plan. Additional information regarding the 2018 COC Agreements can be found in "Payments on Termination or Change of Control". Beginning in 2018, Associated will transition back to time-based restricted stock for ease of compliance with IRS regulations. Associated will continue to utilize RSUs under the LTIPP. In addition, the Committee reviewed trends in Executive Stock Ownership programs and determined that the CEO Stock Ownership Multiple will increase from five times base salary to six times base salary in 2018.

POLICIES

Accounting and Tax Considerations

Associated desires to maximize the return to its shareholders, as well as meet the objectives of the executive compensation program outlined above. As part of balancing these objectives, management (particularly the CEO, and the Chief Human Resources Officer) considers the accounting and tax treatment to Associated, and to a lesser extent the tax treatment to the executive, when making compensation decisions. FASB Accounting Standards Codification ("ASC") Topic 718, "Compensation-Stock Compensation" requires all share-based payments to colleagues to reflect the fair value on the date of grant and to be expensed over the applicable vesting period.

With the enactment of the Tax Cuts and Jobs Act (the "Act") in late 2017, Code Section 162(m) was significantly revised. Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to certain covered individuals. The Act repealed "performance-based compensation" exception under 162(m), so, for incentive awards in 2018 and beyond, Associated and other public companies will no longer have the ability to exempt certain cash and equity awards from the $1,000,000 deductibility limitation as performance-based compensation. Additionally, the Act modified the definition of

"covered individuals" to now include the CFO in addition to the three most highly compensated officers (other than the CEO and CFO). These changes apply prospectively so that awards qualifying as performance-based compensation payable pursuant to a binding written agreement in effect on November 2, 2017 and that are not materially modified will continue to qualify under the performance-based compensation exemption. The Committee's policy with respect to Section 162(m) is to qualify executive compensation for deductibility where practicable and allowable.

Clawback of Compensation

The Committee approved a Clawback Policy that requires any members of the Executive Committee of Associated to repay or return cash incentives and equity awards granted through a performance incentive plan in the event that Associated issues a material restatement of its financial statements due to material noncompliance with securities laws where the restatement was caused by the colleague's intentional misconduct, or if Associated incorrectly calculated without misconduct the performance results of the applicable plans. Where Associated is required to restate any of its financial statements as defined above, Associated shall recover amounts in excess of the cash incentives and equity awards payable under Associated's restated financial statements from the above identified colleagues who received the excess cash incentives and/or equity awards. The Clawback Policy applies to Associated's Management Incentive Plan beginning with the 2013 performance period and to performance incentive plan equity awards beginning with grants made in 2013. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has issued proposed rules relating to specific clawback requirements. However, the SEC and NYSE have not yet issued final rules relating to clawback requirements. Management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.

Anti-Pledging and Anti-Hedging Policy

Associated's Insider Trading Policy prohibits executive officers and directors from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012.

Security Ownership Guidelines for Executive Officers

Associated has adopted stock ownership guidelines which are applicable to the NEOs, other members of the Executive Committee and other key executives identified by the CEO. The executive stock ownership guidelines are described under "Stock Ownership – Stock Ownership Guidelines for Executive Officers and Directors."

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.

THE COMPENSATION AND BENEFITS COMMITTEE Richard T. Lommen, Chairman John F. Bergstrom Eileen A. Kamerick Gale E. Klappa Karen T. van Lith

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(5)

Philip B. Flynn	2017	$1,250,000	$0	$1,874,981	$624,999	$784,574	$10,416	$232,772	$4,777,742

President and CEO	2016	$1,250,000	$0	$1,874,972	$624,999	$670,576	$10,329	$290,617	$4,721,493

	2015	$1,250,000	$0	$1,874,971	$625,026	$645,739	$15,694	$275,619	$4,687,049

Christopher J. Del Moral-Niles	2017	$492,167	$0	$443,696	$147,900	$375,000	$10,347	$35,165	$1,504,275

Executive Vice President,	2016	$483,000	$0	$434,691	$144,897	$350,000	$10,251	$53,119	$1,475,958

Chief Financial Officer	2015	$483,000	$0	$434,672	$144,906	$350,000	$15,595	$57,793	$1,485,966

Randall J. Erickson	2017	$460,000	$0	$413,986	$137,998	$275,000	$9,688	$53,329	$1,350,001

Executive Vice President,	2016	$455,667	$0	$413,992	$138,000	$240,000	$9,511	$65,218	$1,322,388

General Counsel, Corporate	2015	$408,000	$0	$305,976	$102,002	$230,000	$14,652	$59,704	$1,120,334
Secretary and Chief Risk
Officer(6)

John A. Utz	2017	$425,000	$0	$382,486	$127,497	$350,000	$10,416	$48,436	$1,343,835

Executive Vice President,	2016	$423,750	$0	$382,499	$127,499	$325,000	$10,329	$61,808	$1,330,885

Head of Corporate Banking	2015	$394,500	$0	$350,989	$117,004	$360,000	$15,694	$65,985	$1,304,172
and Milwaukee Market
President

David L. Stein	2017	$395,000	$0	$296,226	$98,746	$225,000	$13,343	$47,511	$1,075,826

Executive Vice President,
Head of Consumer &
Business Banking

(1)
Stock and Option Awards reflect the aggregate grant date fair value of awards with the grant date fair value for performance-based RSUs calculated at the target level. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, "Stock-Based Compensation," of the Notes to Consolidated Financial Statements included in Part II, Item 8, "Financial Statements and Supplementary Data," of our 2017 Form 10-K. The grant date fair value of the 2017 performance based RSU awards at the maximum level is $1,874,981, $443,696, $413,986, $382,486 and $296,226 for Mr. Flynn, Mr. Del Moral-Niles, Mr. Erickson, Mr. Utz and Mr. Stein, respectively.
(2)
Amounts reported in this column reflect cash incentive awards provided under the "Management Incentive Plan," described in the "Annual Total Compensation – Annual Cash Award" section beginning on page 28.
(3)
Reflects the change in present value of the Retirement Account Plan ("RAP"). Further details regarding the RAP can be found in the "Retirement Plans" section beginning on page 32 and in the Pension Benefits in 2017 table on page 39.
(4)
Amounts in All Other Compensation for 2017 include the following:

•
The employer match on each participating NEO's 2017 contributions to the 401(k) Plan (up to $13,500 for each of the participating NEOs);
•
The 2017 employer contributions to the SERP for each of the NEOs (Mr. Flynn – $206,322, Mr. Del Moral-Niles – $21,665, Mr. Erickson – $23,400, Mr. Utz – $18,900 and Mr. Stein – $19,350). Additional details regarding the SERP can be found in the "Retirement Plans" section beginning on page 32 and in the Nonqualified Deferred Compensation in 2017 table on page 39;
•
Employer payment of financial planning services in the amount of $12,950 for each of Mr. Flynn, Mr. Erickson, Mr. Utz and Mr. Stein; and
•
Employer payment of social club dues for Mr. Erickson, Mr. Utz and Mr. Stein.
(5)
For a description of the elements of executive compensation and the various factors affecting compensation levels, please see the "Executive Compensation – Compensation Discussion and Analysis" section beginning on page 21.
(6)
Nicole M. Kitowski succeeded Mr. Erickson as Chief Risk Officer on February 6, 2018.

GRANTS OF PLAN-BASED AWARDS DURING 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock (#)	Options (#)	Awards ($/Sh)	Awards ($)(3)

Philip B. Flynn	2/6/2017	—	—	—	—	—	—	—	119,929	$25.20	$624,999

	2/6/2017	—	—	—	—	—	—	24,801	—	—	$624,985

	2/6/2017	—	—	—	12,400	49,603	74,404	—	—	—	$1,249,996

		—	$670,576	—	—	—	—	—	—	—	—

Christopher J.	2/6/2017	—	—	—	—	—	—	—	28,380	$25.20	$147,900

Del Moral-Niles	2/6/2017	—		—	—	—	—	5,869	—	—	$147,899

	2/6/2017	—	—	—	2,934	11,738	17,607	—	—	—	$295,798

		—	$350,000	—	—	—	—	—	—	—	—

Randall J.	2/6/2017	—	—	—	—	—	—	—	26,480	$25.20	$137,998

Erickson	2/6/2017	—	—	—	—	—	—	5,476	—	—	$137,995

	2/6/2017	—	—	—	2,738	10,952	16,428	—	—	—	$275,990

		—	$240,000	—	—	—	—	—	—	—	—

John A. Utz	2/6/2017	—	—	—	—	—	—	—	24,465	$25.20	$127,497

	2/6/2017	—	—	—	—	—	—	5,059	—	—	$127,487

	2/6/2017	—	—	—	2,529	10,119	15,178	—	—	—	$254,999

		—	$325,000	—	—	—	—	—	—	—	—

David L. Stein	2/6/2017	—	—	—	—	—	—	—	18,948	$25.20	$98,746

	2/6/2017	—	—	—	—	—	—	3,918	—	—	$98,734

	2/6/2017	—	—	—	1,959	7,837	11,755	—	—	—	$197,492

		—	$170,000	—	—	—	—	—	—	—	—

(1)
Reflects annual cash incentive opportunities under the 2017 MIP. Amounts shown in the target column are equal to the amounts paid under the MIP for 2017 which served as the base amounts used by the Committee for determining the annual cash incentive payments under the 2017 MIP. The annual cash incentive payments actually paid under the MIP in 2017 are shown in the Summary Compensation Table on page 36. The 2017 MIP does not employ individual thresholds or maximums for purposes of determining the individual amounts payable under the plan, other than the $3 million annual individual limitation on cash awards under the terms of the 2017 Plan, the plan under which the 2017 MIP is administered. See "Annual Total Compensation – Annual Cash Award" beginning on page 28 for additional details.
(2)
Reflects performance-based RSU grants made to the NEOs under the 2017 LTIPP. The threshold and maximum amounts represent the 25% and 150% limits within the LTIPP. See "Long-Term Compensation – Long-Term Incentive Performance Plan" beginning on page 31 for additional details.
(3)
See "Policies – Accounting and Tax Considerations" on page 34. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, "Stock-Based Compensation," of the Notes to Consolidated Financial Statements included in Part II, Item 8, "Financial Statements and Supplementary Data," of Associated's 2017 Form 10-K.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock Held that Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not ($) Vested(2)

Philip B. Flynn	139,747	—	$14.02	1/22/2023	9,181	(4)	$233,197	215,999	$5,486,375
	121,026	40,343	$17.02	1/27/2024	18,126	(5)	$460,400
	37,992	12,664	$17.67	3/17/2024	26,970	(6)	$685,038
	105,618	105,618	$17.24	2/2/2025	18,601	(7)	$472,465
	46,734	140,204	$17.38	2/1/2026
	—	119,929	$25.20	2/6/2027
Christopher J.	25,000	—	$14.02	1/22/2023	2,129	(4)	$54,077	50,434	$1,281,024
Del Moral-Niles	28,058	9,353	$17.02	1/27/2024	4,202	(5)	$106,731
	8,808	2,936	$17.67	3/17/2024	6,253	(6)	$158,826
	24,486	24,487	$17.24	2/2/2025	4,402	(7)	$111,811
	10,834	32,505	$17.38	2/1/2026
	—	28,380	$25.20	2/6/2027
Randall J. Erickson	19,751	6,584	$17.02	1/27/2024	1,498	(4)	$38,049	45,749	$1,162,025
	6,200	2,067	$17.67	3/17/2024	2,958	(5)	$75,133
	17,236	17,237	$17.24	2/2/2025	5,955	(6)	$151,257
	10,319	30,957	$17.38	2/1/2026	4,107	(7)	$104,318
	—	26,480	$25.20	2/6/2027
John A. Utz	16,681	—	$12.97	1/23/2022	1,543	(4)	$39,192	43,497	$1,104,824
	12,659	—	$14.02	1/22/2023	3,393	(5)	$86,182
	7,977	6,778	$17.02	1/27/2024	5,502	(6)	$139,751
	6,382	2,128	$17.67	3/17/2024	3,795	(7)	$96,393
	19,771	19,772	$17.24	2/2/2025
	9,533	28,602	$17.38	2/1/2026
	—	24,465	$25.20	2/6/2027
David L. Stein	15,000	—	$24.89	1/23/2018	1,359	(4)	$34,519	33,923	$861,644
	35,617	—	$12.97	1/23/2022	2,755	(5)	$69,977
	24,332	—	$14.02	1/22/2023	4,261	(6)	$108,229
	17,911	5,971	$17.02	1/27/2024	2,939	(7)	$74,651
	5,622	1,875	$17.67	3/17/2024
	16,053	16,054	$17.24	2/2/2025
	7,384	22,152	$17.38	2/1/2026
	—	18,948	$25.20	2/6/2027

(1)
All options expiring in 2024, 2025, 2026 and 2027 vest in four equal annual installments beginning on the first anniversary following the grant date. All other options have a three-year stepped vesting schedule (34% of the original award vests on the first anniversary following the date of the grant and 33% vests on each of the second and third anniversaries following the date of the grant).
(2)
Market value based on the closing price of the Common Stock of $24.50 on December 31, 2017.
(3)
Includes actual (46.5%) of the 2015 performance-based RSU grant, and maximum portion of 2016 and 2017 performance-based RSU grants.
(4)
Restricted stock scheduled to vest fully on January 27, 2018.
(5)
Restricted stock scheduled to vest in two equal installments on February 8, 2018 and February 8, 2019.
(6)
Restricted stock scheduled to vest in three equal installments on February 8, 2018, February 8, 2019, and February 8, 2020.
(7)
Restricted stock scheduled to vest in three equal installments on February 8, 2019, February 8, 2020, and February 8, 2021.

OPTION EXERCISES AND STOCK VESTED IN 2017

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Philip B. Flynn	208,214	$2,723,023	106,876	$2,693,792
Christopher J. Del Moral-Niles	21,466	$257,681	24,807	$625,261
Randall J. Erickson	—	$0	18,316	$461,623
John A. Utz	—	$0	26,819	$675,884
David L. Stein	18,500	$133,363	16,004	$403,367

(1)
Amounts include the following numbers of shares of restricted stock for which restrictions lapsed in 2017: for Mr. Flynn – 33,433 Mr. Del Moral-Niles – 7,780, Mr. Erickson – 6,331, Mr. Utz – 6,337 and Mr. Stein – 5,135; and the following numbers of RSUs that vested in 2017: for Mr. Flynn – 73,443, Mr. Del Moral-Niles – 17,027, Mr. Erickson – 11,985, Mr. Utz – 20,482, and Mr. Stein – 10,869.
(2)
Value based on the closing price of Associated Common Stock on the date restrictions lapsed. Vested shares are subject to retention requirements under Associated's security ownership guidelines.

PENSION BENEFITS IN 2017

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Philip B. Flynn	RAP	8	$103,066	$0
Christopher J. Del Moral-Niles	RAP	7	$100,212	$0
Randall J. Erickson	RAP	5	$73,206	$0
John A. Utz	RAP	7	$103,066	$0
David L. Stein	RAP	12	$184,955	$0

Further information regarding the RAP can be found in the "Retirement Plans" section beginning on page 32.

NONQUALIFIED DEFERRED COMPENSATION IN 2017

Name	Plan	Executive Contributions in 2017 ($)	Registrant Contributions in 2017 ($)(1)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)(2)
Philip B. Flynn	Flynn SERP	$0	$206,322	$557,442	$0	$3,235,878
Christopher J. Del Moral-Niles	SERP	$0	$21,665	$17,999	$0	$141,921
Randall J. Erickson	SERP	$0	$23,400	$14,210	$0	$158,038
John A. Utz	SERP	$0	$18,900	$18,046	$0	$204,356
David L. Stein	SERP	$0	$19,350	$50,038	$0	$327,673

(1)
For Mr. Flynn, these amounts reflect contributions made by Associated throughout the year during 2017 based on his 2017 compensation. For the other NEOs, these amounts reflect contributions made by Associated in 2018 based on their 2017 compensation. These amounts are reported in the "All Other Compensation" column for each executive officer in the Summary Compensation Table.
(2)
Of the amounts disclosed in this column with respect to the Flynn SERP or the SERP, the following amounts were reported in the Summary Compensation Table in prior years: Mr. Flynn – $1,618,892; Mr. Del Moral-Niles – $139,424; Mr. Erickson – $112,964; Mr. Utz – $106,452; and Mr. Stein – $0. The variation between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Flynn SERP and the SERP reflect earnings (and losses) on the SERP contributions and/or any contributions prior to the executive becoming a NEO.

Further information regarding the Flynn SERP and the SERP for the other NEOs can be found in the "Retirement Plans" section beginning on page 32, and further information regarding the Deferred Compensation Plan can be found in the "Deferred Compensation Plan" section on page 32.

The investment alternatives available to the NEO under the Flynn SERP, the SERP and the Deferred Compensation Plan for the other NEOs are selected by Associated and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds selected for investment by participants under both the SERPs and the Deferred Compensation Plan and their annual rate of return for the year ended December 31, 2017.

Name of Fund	Annual Return (%)	Name of Fund	Annual Return (%)
Vanguard Total Bond Market Index Fund Admiral Shares	3.57%	American Funds New World Fund® Class R-6	33.06%
Vanguard Institutional Index Fund Institutional Shares	21.79%	American Funds EuroPacific Growth Fund® Class R-6	31.17%
American Funds The Growth Fund of America® Class R-6	26.53%	Templeton Foreign Fund Class R6	17.83%
Dodge & Cox Stock Fund	18.33%	Fidelity® Government Money Market Fund	0.51%
Baird MidCap Fund Institutional Class	26.88%	Vanguard Target Retirement 2020 Fund Investor Shares	14.08%
Virtus Ceredex Mid-Cap Value Equity Fund Class R6	11.98%	Vanguard Target Retirement 2025 Fund Investor Shares	15.94%
Wasatch Small Cap Growth Fund® Investor Class	21.73%	Vanguard Target Retirement 2030 Fund Investor Shares	17.52%
Janus Henderson Small Cap Value Fund Class I	12.81%	Vanguard Target Retirement 2035 Fund Investor Shares	19.12%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As noted above, Associated terminated the Change of Control Plan effective October 2017. Associated replaced this Change of Control Plan with the 2018 COC Agreements that cover each of the NEOs and certain other executives. The payments and benefits provided under the 2018 COC Agreements are similar in structure and amount to the previous plan, maintain a "double trigger" and are not payable upon (1) a termination of an executive's employment for "Cause" or a resignation by an executive without "Good Reason" or (2) any termination of an executive's employment prior to a "Change of Control" (each as defined in the 2018 COC Agreements).

The 2018 COC Agreements provide that upon a termination without Cause or a resignation with Good Reason generally during a two-year protected period (the "protected period") following a Change of Control (each such termination a "Qualifying Termination"), each executive would, in addition to any unreimbursed and accrued but unpaid amounts, be entitled to receive the following payments:

  •
  a multiple (three for Mr. Flynn and two for each other executive) of the sum of the executive's then-current base salary and target cash incentive (or, if higher, the base salary and/or target cash incentive as in effect immediately prior to the Change of Control);

  •
  a prorated cash incentive for the year in which the date of termination occurs based on the executive's then-current target cash incentive (or, if higher, the target cash incentive as in effect immediately prior to the Change of Control) (the "Prorated Cash Incentive");

  •
  an amount equal to a multiple (36 for Mr. Flynn and 24 for each other executive) of the sum of the monthly COBRA premium for the medical and dental coverage in effect for the executive on the date of termination and the monthly premiums in respect of the life insurance in effect for the executive on the date of termination;

  •
  an amount equal to the maximum employer contributions under the Company's 401(k) and ESOP and SERP (and, for Mr. Flynn, his individual SERP) and an amount equal to the maximum benefit that the executive would have accrued under the Retirement Account Plan and SERP (and, for Mr. Flynn, his individual SERP), in each case, assuming that the executive remained employed for a period of months following the date of termination (36 for Mr. Flynn and 24 for each other executive) and certain other assumptions specified in the 2018 COC Agreement; and

  •
  outplacement benefits

If the executive's employment is terminated during the protected period following a Change of Control due to death or "Disability" (as defined in the 2018 COC Agreements due to death or "Disability" (as defined in the 2018 COC Agreements), the executive would not be entitled to the benefits described in the immediately preceding bullets, except for the Prorated Cash Incentive. Additionally, in the event of executive's termination due to death or Disability during the protected period, executive (or executive's estate in the event of executive's death) is also entitled to any death or disability benefits, as applicable, equal to those provided prior to a Change of Control or, if more favorable, those in effect on the date of the executive's death or Disability.

If an Executive's merger related payments or benefits are subject to the 20% excise tax under Section 409(a) of the Code, then the 2018 COC Agreements provide that the executive will either receive all such payments and benefits subject to the excise tax and pay his or her own excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive. The 2018 COC Agreements do not provide for an excise tax gross up. The 2018 COC Agreements also contain restrictive covenants, which provide for (1) a perpetual confidentiality and mutual non-disparagement and (2) restrictions on interfering with customers and colleagues for six months following any termination of employment.

Name	Total Salary Continuation Benefit(1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments(2)	Accrued Vacation(3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Incentive Bonus	Outplacement Benefit(4)	Total Value of Shares of Restricted Stock and Restricted Stock Units(5)	Total Value of Options(6)	Total

Philip B. Flynn	$3,750,000	$3,510	$24,038	$683,766	$2,011,728	$40,000	$7,476,454	$2,446,232	$16,435,728
Christopher J. Del Moral-Niles	$984,333	$37,453	$9,465	$86,530	$700,000	$40,000	$1,744,807	$567,253	$4,169,841
Randall J. Erickson	$920,000	$30,226	$8,846	$90,000	$480,000	$40,000	$1,558,826	$465,377	$3,593,275
John A. Utz	$850,000	$45,360	$8,173	$81,000	$650,000	$40,000	$1,493,923	$468,870	$3,637,326
David L. Stein	$790,000	$37,453	$7,596	$81,900	$340,000	$40,000	$1,170,703	$376,980	$2,844,632

(1)
Based on base salary at December 31, 2017.
(2)
Based on program costs at December 31, 2017.
(3)
Maximum unused vacation accrual is 40 hours at year-end pursuant to Associated's policy.
(4)
The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible colleague's duties, shall be provided by a mutually agreed outplacement agency. $40,000 is an estimate of the actual cost of these outplacement services.
(5)
Value based on closing price of Associated Banc-Corp Common Stock of $25.40 on December 31, 2017. This includes the value of all unvested Restricted Stock and performance-based RSUs (illustrated at target), and any accrued dividend equivalent payments on all RSUs.
(6)
Value based on the closing price of Associated Banc-Corp Common Stock of $25.40 on December 31, 2017.

In addition to the payments that the NEOs would receive under the 2018 COC Agreements, all unvested options, shares of restricted stock and RSUs held by the NEOs vest upon such a separation within the two-year period following a change of control pursuant to the terms of the 2017 Plan. Additionally, in the event of a termination following attainment of retirement eligibility or the NEO's death or disability, all unvested options, shares of restricted stock and RSUs (performance-based RSUs still remain subject to the applicable performance criteria for determining vesting) held by the NEOs would vest upon such an event. Assuming one of the events in the prior two sentences (each a "Vesting Event") occurred on December 31, 2017, the value (using the closing price of $25.40) of the accelerated stock is listed in the table below.

Name	Stock Options	Restricted Stock	Restricted Stock Units(1)
Philip B. Flynn	$2,446,232	$1,851,101	$5,486,375
Christopher J. Del Moral-Niles	$567,253	$431,444	$1,281,024
Randall J. Erickson	$465,377	$368,757	$1,162,025
John A. Utz	$468,870	$361,518	$1,104,824
David L. Stein	$376,980	$287,376	$861,644

(1)
For performance-based RSUs, the value is assumed at target, including any accumulated dividend equivalents.

A NEO may also be eligible to receive fully discretionary severance benefits in the event of such NEO's separation other than as a result of a change of control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See "Executive Compensation Discussion and Analysis, Employment and Post Termination Arrangements with Executive Officers."

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2017, our last completed fiscal year:

  •
  The median of the annual total compensation of all colleagues of our company was $58,658; and

  •
  The annual total compensation of Mr. Flynn, our Chief Executive Officer, was $4,777,742

Based on this information, the ratio for 2017 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all colleagues is 81 to 1.

We completed the following steps to identify the median of the annual total compensation of all our colleagues and to determine the annual total compensation of our median colleague and CEO:

  1.
  As of December 31, 2017, our determination date, our colleague population consisted of approximately 4,439 individuals (with all of these individuals located in the United States), including any full-time, part-time, temporary, or seasonal colleagues employed on that date.

  2.
  To find the median of the annual total compensation of all our colleagues, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized the compensation of full-time and part-time permanent colleagues who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part time colleagues.

  3.
  We identified an initial median colleague using this compensation measure and methodology, which was consistently applied to all our colleagues included in the calculation. We identified an anomaly with this colleague's 2017 compensation that would have significantly impacted our pay ratio and therefore substituted this colleague with an adjacent colleague with substantially similar W-2 compensation to that of the original identified colleague.

  4.
  After identifying the median colleague, we added together all of the elements of such colleague's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $58,658.

  5.
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2017 Summary Compensation Table.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Associated reported GAAP earnings per common share ("EPS") of $1.42 and Return on Common Equity Tier 1 ("ROCET1") of 10.4%. 2017 EPS Included $15 million, or $0.10 per common share, or expenses related to the recently enacted Tax Cuts and Jobs Act of 2017 (the "Tax Act").

The following table reconciles non-GAAP financial measures which exclude expenses related to the Tax Act, to GAAP financial measures.

($ in millions, except per share data)	FY 2017	FY 2017 per share data	FY 2017 ROCET1 (%)
GAAP earnings, EPS and ROCET1	$220	$1.42	10.4%
Required partial write-off of deferred tax asset	$12	$0.08	0.6%
Required acceleration of low income housing tax credit amortization	$1	<0.01	<0.1%
Previously disclosed compensation actions	$1	<0.01	<0.1%
Other accelerated write-offs	$1	<0.01	<0.1%

Total expenses related to the Tax Act	$15	$0.10	0.7%

Earnings, EPS and ROCET1, excluding expenses related to the Tax Act	$235	$1.52	11.1%

DIRECTOR COMPENSATION

The Board's philosophy for director compensation is to provide a balanced competitive total compensation program that allows for the attraction and retention of qualified directors and reflects the increasing demands of being a public company director, the increasing regulation of the banking industry and of publicly traded corporations in general, and the personal risk factors associated with being a director. These factors, among others, have caused the Board to guide director compensation towards the market range of the S&P 400 (of which Associated is a component company).

The material terms of the non-employee director compensation arrangements, which are aligned with market practices, are as follows:

  •
  $75,000 annual retainer (with no additional meeting fees for meetings of the Board or standing committees thereof)

  •
  RSUs with a fair market value of $120,000 are granted annually on February 1 of each year. A director joining the Board after February 1 receives a prorated RSU grant. The Board established this amount to remain competitive in attracting new Board members and compensate for the directors' oversight responsibilities, which have increased in recent years. The RSUs subject to each grant will become fully vested on the fourth anniversary of each grant date.

  •
  $100,000 additional retainer for the non-executive Chairman

  •
  $10,000 additional retainer for the Chairs of the Audit Committee, Compensation and Benefits Committee, Corporate Development Committee, Corporate Governance Committee, Enterprise Risk Committee, and Trust Committee

  •
  $1,500 ad hoc committee meeting fee (when and if such a committee is convened)

The Committee evaluates the competitiveness of director compensation on an ongoing basis. Mr. Flynn does not receive any additional compensation for serving on the Board or chairing the Corporate Development Committee.

DIRECTORS' DEFERRED COMPENSATION PLAN

Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several directors' deferred compensation plans. To simplify ongoing administration, Associated established its own directors' deferred compensation plan and merged the predecessor plans into it effective July 1, 1999. Prior to 2013, Associated made monetary contributions into the Directors' Deferred Compensation Plan for each non-employee director. Those contributions were required to be invested in an account the balance of which is based on the trading price of Associated Common Stock.

Directors may also defer any or all of their board fees, including retainers. Earnings are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish. Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John F. Bergstrom	$75,000	$120,000	$0	$0	$0	$0	$195,000
R. Jay Gerken	$85,000	$120,000	$0	$0	$0	$0	$205,000
Judith P. Greffin(1)	$40,000	$120,000	$0	$0	$0	$0	$160,000
William R. Hutchinson	$175,000	$120,000	$0	$0	$0	$0	$295,000
Robert A. Jeffe	$75,000	$120,000	$0	$0	$0	$0	$195,000
Eileen A. Kamerick	$85,000	$120,000	$0	$0	$0	$0	$205,000
Gale E. Klappa	$75,000	$120,000	$0	$0	$0	$0	$195,000
Richard T. Lommen	$85,000	$120,000	$0	$0	$0	$0	$205,000
Cory L. Nettles	$75,000	$120,000	$0	$0	$0	$0	$195,000
Karen T. van Lith	$85,000	$120,000	$0	$0	$0	$0	$205,000
John (Jay) B. Williams	$85,000	$120,000	$0	$0	$0	$0	$205,000

(1)
Ms. Greffin was elected as a director on April 25, 2017.

PROPOSAL 3:

ADVISORY VOTE ON FREQUENCY OF ADVISORY APPROVAL OF
ASSOCIATED BANC-CORP'S NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, this proposal provides shareholders with the opportunity to vote on how frequently they would like to cast an advisory vote to approve Associated named executive officer compensation, similar to the advisory vote solicited in Proposal 3 above.

The Board of Directors recommends an annual vote on executive compensation.    As described in Compensation Discussion and Analysis, which begins on page 21, in making annual executive compensation decisions, management and the Compensation and Benefits Committee consider performance of the executive officers and Associated as a whole, as well as how the executive officers' functional responsibilities contributed to Associated's performance, and consider performance that is based on measureable financial results. We compare performance not just to our own prior performance or achievement of current goals, but also to appropriately chosen peer companies. The Board of Directors has determined that an annual advisory vote on executive compensation will continue to allow our shareholders to provide timely, direct input to management and the Board on Associated's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board's determination was based on the premise that executive compensation is evaluated, adjusted and approved on an annual basis, and the Board believes that shareholder sentiment expressed annually should be a factor considered by the Compensation and Benefits Committee as part of that process.

Shareholders may cast an advisory vote on the preferred voting frequency by selecting the option of every one, two or three years, or may choose to abstain. Associated will consider shareholders to have expressed a non-binding preference for the frequency option that receives the largest number of favorable votes. Shareholders are not voting to approve or disapprove the Board's recommendation. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders select "ONE YEAR" when voting on the frequency of advisory votes to approve Associated Banc-Corp's Named Executive Officer compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Associated's directors and executive officers, as well as certain persons holding more than 10% of Associated's stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the SEC, NYSE, and Associated within specified time limits.

To Associated's knowledge, based solely upon a review of the copies of such reports furnished to Associated and upon written representations of directors and executive officers that no other reports were required, Associated's officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2017, except that, due to an administrative error, one late Form 4 was filed on behalf of John P. Hankerd, Executive Vice President and Chief Credit Officer of Associated, in connection with a grant of restricted stock.

RELATED PARTY TRANSACTIONS

Certain officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated's subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2017. Additional ordinary course transactions of this type may be expected to take place in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management's opinion did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2017, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $20 million, which represented approximately 0.6% of consolidated stockholders' equity. Cory L. Nettles, a director of Associated since 2013, is the Founder and Managing Director of Generation Growth Capital, Inc. ("Generation Growth

Capital"), a private equity fund manager. Prior to Mr. Nettles' appointment to the Board, Associated made aggregate financial commitments of $1.0 million and $1.1 million to Generation Growth Capital Fund I and Generation Growth Capital Fund II, respectively, each of which is managed by Generation Growth Capital. In 2016, Associated committed to an investment of up to $3.0 million in Generation Growth Capital Fund III, which is also managed by Generation Growth Capital. Each of these funds pays or will pay an annual management fee of up to 2.0% to 2.5% of total capital commitments to Generation Growth Capital, and Generation Growth Capital is or will be entitled to a customary 20% carried interest in each fund. Each of these investments was made in the ordinary course of Associated's business and on the same terms as other investors in the funds. Investments made after Mr. Nettles joined the Board were reviewed and approved by the Corporate Governance Committee (without the participation of Mr. Nettles) in accordance with Associated's Related Party Transaction Policies and Procedures as described below.

RELATED PARTY TRANSACTION POLICIES AND PROCEDURES

We have adopted written Related Party Transaction Policies and Procedures regarding the identification, review and approval or ratification of "interested transactions." For purposes of Associated's policy, an "interested transaction" is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any "related party" are participants involving an amount that exceeds $120,000. Certain transactions are not covered by this policy, including: transactions involving compensation for services provided to Associated as a director or executive officer, ordinary course banking transactions, and transactions where all receive proportional benefits, such as dividends. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, and any "immediate family member" of such persons.

Under the policies and procedures, the Corporate Governance Committee reviews and either approves or disapproves any interested transactions. In considering interested transactions, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction. The Related Party Transaction Policies and Procedures can be found on Associated's website at www.associatedbank.com, "Investor Relations," "Governance Documents."

PROPOSAL 4:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated's independent registered public accounting firm for the year ending December 31, 2018. KPMG LLP audited Associated's consolidated financial statements for the year ended December 31, 2017. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted "FOR" this Proposal 4, it will pass. Unless otherwise directed, all proxies will be voted "FOR" Proposal 4. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders' vote under advisement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated's annual financial statements for 2017 and 2016, and fees billed for other services rendered by KPMG LLP.

	2017	2016
Audit Fees(1)	$1,459,620	$1,303,400
Audit-Related Fees(2)	70,600	67,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,530,220	$1,370,400

(1)
Audit fees include those necessary to perform the audit and quarterly reviews of Associated's consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls and audit-related expenses.

(2)
Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated's independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm's independence.

During 2017, each new engagement of Associated's independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote "FOR" the selection of KPMG LLP as Associated's independent registered public accounting firm for the year ending December 31, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated's accounting functions and internal controls. The Audit Committee is currently composed of four directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated's website at www.associatedbank.com, "Investor Relations," "Governance Documents." Associated's Board has also determined that three of the members of the Audit Committee, Messrs. Gerken, Jeffe and Klappa, are "audit committee financial experts" based upon their education and work experience. Associated believes Mr. Gerken is an "audit committee financial expert" based upon his status as a Chartered Financial Analyst (CFA), and his experience as a CEO overseeing the issuance of public company (mutual fund) financial statements. Associated believes Mr. Jeffe is an "audit committee financial expert" based on his experience as Co-Chair and Co-Founder of a private oil and gas company, his extensive investment banking experience and his service as chair of the audit committees of two private companies. Associated believes Mr. Klappa is an "audit committee financial expert" based upon his experience as Chairman, CEO and CFO of a large, public company.

Management is responsible for Associated's internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB"). The Audit Committee's responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2017 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (The Auditor's Communication With Those Charged With Governance), (AICPA, Professional Standards, Vol. 1 AU Section 380). The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm, and the Audit Committee's review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2017 Form 10-K, which has been filed with the SEC.

AUDIT COMMITTEE R. Jay Gerken, Chairman Robert A. Jeffe Gale E. Klappa John (Jay) B. Williams

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.

SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC ("Rule 14a-8") for inclusion in the proxy statement for the annual meeting of shareholders to be held April 30, 2019, must be received by Associated at its executive offices no later than November 13, 2018. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 30, 2019, must comply with the requirements set forth in Associated's Amended and Restated Bylaws. To bring business before an annual meeting, Associated's Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated's executive offices not less than 75 days nor more than 90 days prior to April 30, 2019. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 30, 2019, and no later than February 14, 2019. If notice is received before January 30, 2019, or after February 14, 2019, it will be considered untimely, and Associated will not be required to present such proposal at the 2019 Annual Meeting of Shareholders.

By Order of the Board of Directors,

Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary
Green Bay, Wisconsin

March 13, 2018

SCAN TO VIEW MATERIALS & VOTE ASSOCIATED BANC-CORP 433 MAIN STREET GREEN BAY, WI 54301 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E35472-P01241-Z71652 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ASSOCIATED BANC-CORP The Board of Directors recommends you vote FOR the following: 1.Election of Directors Nominees: For Withhold For All To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. AllAll Except 01) 02) 03) 04) 05) 06) 07) John F. Bergstrom Michael T. Crowley, Jr. Philip B. Flynn R. Jay Gerken Judith P. Greffin William R. Hutchinson Robert A. Jeffe 08) 09) 10) 11) 12) 13) Eileen A. Kamerick Gale E. Klappa Richard T. Lommen Cory L. Nettles Karen T. van Lith John (Jay) B. Williams For Against Abstain For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 4 and ONE YEAR for proposal 3. 2.Advisory approval of Associated Banc-Corp's named executive officer compensation. 4.The ratification of the selection of KPMG LLP as th e i n d e p e n d e n t re g i s t e re d pu b l i c a c c o u n t i n g firm for Associated Banc-Corp for the year ending December 31, 2018. 1 Year 2 Years 3 Years Abstain 3.Advisory vote on the frequency of advisory approval of Associated Banc-Corp's named executive officer compensation. NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

All votes must be received by 11:59 P.M., Eastern Time, April 23, 2018. All votes for 401(k) participants must be received by 11:59 P.M., Eastern Time, April 22, 2018. You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 24, 2018, at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin. Associated's investment professionals will present an economic/investment update beginning at 10:00 a.m. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com. E35473-P01241-Z71652 Annual Meeting of Associated Banc-Corp to be held on Tuesday, April 24, 2018 for Holders as of February 27, 2018 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Randall J. Erickson and Michael E. Silver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1, "FOR" THE PROPOSALS IN ITEMS 2 AND 4 AND "ONE YEAR" IN ITEM 3. Continued and to be signed on reverse side